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EXECUTION COPY










SECOND AMENDED AND RESTATED
BUSINESS CREDIT AND SECURITY AGREEMENT


Dated as of July 28, 1997


AMONG



GOVERNMENT TECHNOLOGY SERVICES, INC.




CERTAIN LENDERS NAMED HEREIN




AND




DEUTSCHE FINANCIAL SERVICES CORPORATION,
AS A LENDER AND AS AGENT
















SECOND AMENDED AND RESTATED
BUSINESS CREDIT AND SECURITY AGREEMENT

    THIS SECOND AMENDED AND RESTATED BUSINESS CREDIT AND SECURITY
AGREEMENT ("Agreement") entered into among GOVERNMENT TECHNOLOGY SERVICES, INC., a Delaware corporation, with its principal place of business at 4100 Lafayette Center Drive, Chantilly, Virginia 22021-0808 ("Borrower"), the lenders (individually "Lender" and/or collectively "Lenders") listed on the signature pages hereof, and DEUTSCHE FINANCIAL SERVICES CORPORATION, a Nevada corporation ("DFS") as a Lender, and also as agent (in such agent capacity, the "Agent").

EFFECTIVE DATE: As of July 28, 1997.

   1.  RECITALS

       A. Borrower has requested that the Lenders provide Borrower with a credit facility for working capital, capital expenditure and general financing purposes.

       B. Borrower, Lenders and Agent entered into that certain First Amended and Restated Business Credit and Security Agreement dated as of May 2, 1996 (as amended from time to time, the "1996 Credit Agreement").

       C. Borrower, Agent and the Lenders now desire to amend and restate the 1996 Credit Agreement in its entirety on and pursuant to the terms of this Agreement.

   2.  DEFINITIONS

       Terms defined in this Agreement shall have initial capital letters. Those terms are defined below, in this Section 2, and elsewhere in this Agreement. All financial and accounting terms used herein and not otherwise defined, shall be defined in accordance with GAAP.

   "AAA" shall have the meaning set forth in Section 15.2.

   "Account Debtor" shall mean any Person who is or who may become obligated to Borrower under, with respect to, or on account of, an Account, general intangible or other Collateral.

   "Accounts" shall have the meaning given to that term in the UCC and, to the extent not included therein, shall also mean all accounts, leases, contract rights, chattel paper, general intangibles, choses in action and instruments, including any Lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Borrower.

   "Administration Fee" shall have the meaning set forth in Section 3.4.

   "Affiliates" shall mean: (i) any individual who is an officer or director of a Person (collectively, the "Affiliated Individuals"); and (ii) any Person who directly or indirectly controls, is controlled by, or is under common control or ownership with, a Person. For the purposes of this definition, the term "control" shall mean the ownership of or the ability to direct or control 10% or more of the beneficial interest in the applicable entity.

   "Agent" shall mean Deutsche Financial Services Corporation, a Nevada corporation, acting in its capacity as agent for the Lenders, and each successor Agent, appointed pursuant to Section 13.8.

   "Agent Advances"  shall have the meaning set forth in Section 5.2(b).

   "Agreement" shall mean this Second Amended and Restated Business Credit and Security Agreement, and any amendments hereto.

   "Borrowing Base" shall have the meaning set forth in Section 3.2.

   "Borrowing Base Certificate" shall have the meaning set forth in
Section 3.2(a).

   "Business" shall mean the sale, marketing, distribution and servicing of computers and related products, office automation and related products and other miscellaneous products.

   "Business Day" shall mean any day on which banks are open for business in Washington, D.C. and New York, New York, and on which dealings in currencies and exchange may be carried on in the interbank eurodollar market.

   "Capital Expenditure" shall mean any amount debited to the fixed asset account on the consolidated balance sheet of Borrower and the Subsidiaries in respect of (a) the acquisition (including, without limitation, acquisition by entry into a capitalized lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in clause (a), materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

   "Collateral" shall mean all items described in Section 6.1.

   "Commitment" shall have the meaning specified in Section 3.1.

   "Credit Facility" shall have the meaning set forth in Section 3.

   "Daily Contract Balance" shall have the meaning set forth in Section
3.3.

   "Daily Rate" shall have the meaning set forth in Section 3.3.

   "Debt" shall have the meaning set forth in Section 9.3.

   "Default" shall have the meaning set forth in Section 10.

   "Default Interest Rate" shall have the meaning set forth in Section
3.8.

   "Disputes" shall have the meaning set forth in Section 15.1.

   "Effective Date" shall mean the date set forth in the heading on page 1 of this Agreement.

   "Eligible Accounts" shall mean all Accounts that are not Ineligible
Accounts.

   "Environmental Laws" shall mean the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Solid Waste Disposal Act, as amended, the Water Pollution Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and any successor or comparable federal or state statutes, now existing or later enacted, or any regulation promulgated under any of such federal or state statutes relating to the protection of the environment.

   "Environmental Lien" shall mean a Lien in favor of any governmental entity for (a) any liability under any Environmental Law, or (b) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal, or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

   "Equipment" shall have the meaning as given to that term in the UCC, and, to the extent not included therein, shall also mean all equipment, machinery, trade fixtures, furnishings, furniture, supplies, materials, tools, machine tools, office equipment, appliances, apparatus, parts and all attachments, replacements, substitutions, accessions, additions and improvements to any of the foregoing.

   "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

   "Eurocurrency Reserve Percentage" for any Loan comprising part of the same borrowing, means the reserve percentage, if any, applicable two Business Days before the date the LIBOR Rate is determined under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any emergency, supplemental or other marginal reserve requirement for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Loans is determined) having a one-month term.

   "Excess Advances" shall have the meaning set forth in Section 5.2.

   "FAA" shall have the meaning set forth in Section 15.5.

   "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

   "GAAP" shall mean generally accepted accounting principles applicable as of a particular date, consistently applied.

   "Guarantor" shall mean a guarantor of any of the Obligations.

   "Hazardous Material" shall mean any and all hazardous or toxic substances, materials or wastes as defined or listed under the Environmental Laws.

   "Indebtedness" shall mean any sum for borrowed money owed by Borrower or any Subsidiary to a Person and shall include any debt guaranteed by Borrower or any Subsidiary, any debt as to which the Borrower has granted or permitted to exist a Lien on any asset even if non-recourse, letter of credit reimbursement obligations and capitalized lease obligations.

   "Indemnified Liabilities" shall have the meaning set forth in Section
12.2.

   "Indemnitees" shall have the meaning set forth in Section 12.2.

   "Ineligible Accounts" shall mean: (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than forty-five (45) days from date of sale; (b) Accounts unpaid: (i) more than one-hundred twenty (120) days from date of invoice if the Account Debtor is the United States of America, any state, or any local government, or any department, agency, instrumentality or subdivision thereof or a prime contractor thereto listed on Exhibit A, attached hereto, as such exhibit is supplemented or modified by each monthly report thereof (herein, a "Governmental Account Debtor"), or (ii) more than ninety (90) days from date of invoice if the Account Debtor is not a Governmental Account Debtor; (c) all Accounts of any Account Debtor if fifty percent (50%) or more of the outstanding balance of such Accounts are unpaid: (i) more than one hundred twenty (120) days from the date of invoice if such Account Debtor is a Governmental Account Debtor, or (ii) more than ninety
(90) days from the date of invoice if such Account Debtor is not a Governmental Account Debtor; (d) Accounts for which the Account Debtor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, Subsidiary, or Affiliate of, or is related to, Borrower or has common shareholders, officers, directors, owners, partners or members with Borrower; (e) consignment sales; (f) Accounts for which the payment is or may be conditional; (g) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada, provided, however, that solely for purposes of the determination made under this item (g), Accounts arising from the sale of goods to the entities listed on Exhibit 2A shall not be deemed Ineligible Accounts; (h) Accounts with respect to which any warranty or representation provided in
Section 8.19 is not true and correct; (i) Accounts which represent goods or services purchased for a personal, family or household purpose; (j) Accounts which represent goods used for demonstration purposes or loaned by Borrower to another party; (k) Accounts which are progress payment, barter, or contra accounts; (l) any and all other Accounts which Agent deems to be ineligible; and (m) solely with respect to Accounts in excess of $5,000,000 created from sales to Governmental Account Debtors after the Effective Date on "indefinite delivery, indefinite quantity" terms, and which otherwise would not be Ineligible Accounts in accordance with the terms hereof, will be Ineligible Accounts unless Borrower assigns its right to payment of such Account to Agent, in form and substance satisfactory to Agent, so as to comply with the Assignment of Claims Act, as amended (31 USC Sec. 3727 et seq.), or any comparable state or local statute, as the case may be.

   "Intangibles" shall have the meaning set forth in Section 9.3.

   "Inventory" shall have the meaning given to that term in the UCC and, to the extent not included therein, shall also mean all of Borrower's merchandise, materials, finished goods, work-in-process, component materials, packaging, shipping materials, parts and other tangible personal property, now owned or hereafter acquired and held for sale or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased by Borrower, or in the course of transport to or from facilities owned or leased by Borrower.

   "LC Guarantying Lender" shall have the meaning set forth in Section
3.17.

   "LIBOR Rate" shall mean for any calendar week commencing on Tuesday of such week, the London Interbank Offered Rate (LIBOR) for one-month deposits in U.S. Dollars as published in The Wall Street Journal on (a) the Monday immediately preceding, or (b) if any such Monday is not a Business Day, then on the Business Day immediately preceding such Monday.

   "LIBOR Rate (Reserve Adjusted)" shall mean, for any Loan, the rate per annum obtained by dividing the LIBOR Rate by a percentage equal to 100% minus the Eurocurrency Reserve Percentage.

   "Lien" shall mean any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement), reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting any of Borrower's property.

   "Loan" shall mean any advance made to or for the benefit of Borrower pursuant to this Agreement.

   "Loan Documents" shall mean all documents executed by Borrower pursuant to any financial accommodation between Borrower and Agent and/or Lenders entered into in connection with the transactions herein contemplated. The term "Loan Documents" includes, but is not limited to, this Agreement, all financing statements, all pledges, mortgages, deeds of trust, leasehold mortgages, security agreements, guaranties, assignments, subordination agreements, and any future or additional documents or writings executed under the terms of this Agreement or any amendments or modifications hereto.

   "Majority Lenders" shall mean at any time Lenders whose share of the aggregate Loans outstanding constitutes (or, if no Loans are outstanding, those whose interest in the Credit Facility constitutes) in excess of fifty percent (50%).

   "Monthly Reports" shall have the meaning given in Section 3.11(b).

   "Notice of Borrowing" shall have the meaning set forth in Section 5.1.

   "Obligations" shall mean all liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Borrower (and/or any of its Subsidiaries and Affiliates) to the Lenders, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured or unsecured, or whether arising under this Agreement or any other Loan Document now or hereafter executed by Borrower (or any of its Subsidiaries or Affiliates). Obligations will include, without limitation, any third party claims against Borrower (or any of its Subsidiaries or Affiliates) satisfied or acquired by the Agent or a Lender. Obligations will also include all obligations of Borrower to pay: (a) any and all sums reasonably advanced by the Agent or a Lender to preserve or protect the Collateral or the value of the Collateral or to preserve, protect, or perfect Agent's security interests in the Collateral; (b) in the event of any proceeding to enforce the collection of the Obligations after a Default, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or expenses of any exercise by Agent or the Lenders of their rights, together with reasonable attorneys' fees, expenses of collection and court costs, as provided in the Loan Documents; and (c) any other indebtedness or liability of Borrower to the Agent or a Lender, whether direct or indirect, absolute or contingent, now or hereafter arising.

   "OSHA Law" shall mean the Occupational Safety and Health Act of 1970, any successor thereto, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

   "Other Reports" shall have the meaning set forth in Section 3.11(c).

   "Permitted Liens" shall mean: (a) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate action and as to which adequate reserves shall have been set aside in conformity with GAAP and which are, in addition, satisfactory to Agent in its reasonable discretion; (b) Liens of mechanics, materialmen, landlords, warehousemen, carriers and similar Liens arising in the future in the ordinary course of business for sums not yet delinquent, or being contested in good faith if a reserve or other appropriate provision in accordance with GAAP shall have been made therefor and which are, in addition, satisfactory to Agent in its reasonable discretion; (c) statutory Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, and similar items for sums not yet delinquent or being contested in good faith, if a reserve or other appropriate provision in accordance with GAAP shall have been made therefor and which are, in addition, satisfactory to Agent in its reasonable discretion; (d) lessor's Liens arising from operating leases entered into in the ordinary course of business; (e) Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings, appropriate reserves have been established therefor in accordance with GAAP and which are, in addition, satisfactory to Agent in its reasonable discretion, and so long as execution is stayed and bonded on appeal on all judgments resulting from any such proceedings; (f) Purchase Money Liens secured by Purchase Money Indebtedness which is not incurred in violation of Section 9.2.9; and (g) Liens in favor of the Agent, on behalf of the Lenders, granted hereunder.

   "Permitted Purchase Money Indebtedness" shall mean Purchase Money Indebtedness of Borrower incurred after the date hereof, and to the extent applicable, in compliance with Section 9.2.9 which is either unsecured or secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and the capitalized lease Obligations of Borrower at the time outstanding, does not exceed $15,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a capitalized lease obligation.

   "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, and a government or any department or agency thereof.

   "Prime Rate" shall mean the prime rate as published in The Wall Street Journal. Each change in the Prime Rate shall become effective on the day of any change in the prime rate published in The Wall Street Journal.

   "Pro Rata Share" of any amount means, with respect to any Lender at any time, an amount equal to:

       (i) a fraction the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the Total Credit at such time, multiplied by

       (ii)  such amount.

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   "Purchase Money Indebtedness" shall mean and include:

       (i) Indebtedness for the payment of all or any part of the purchase price of any assets,

       (ii) any Indebtedness incurred at the time of or within ten (10) days prior to or after the acquisition of any assets for the purpose of financing all or any part of the purchase price thereof, and

       (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

   "Purchase Money Lien" shall mean a Lien upon assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the assets the purchase price of which was financed through the incurrence of such Purchase Money Indebtedness.

   "Rentals" shall have the meaning set forth in Section 9.2.19.

   "Seasonal Reduction Period" shall mean the six-month period from February 1 through July 31 in any calendar year.

   "Subordinated Debt" shall have the meaning set forth in Section 9.3.

   "Subsidiaries" shall mean any corporation in which Borrower owns or controls greater than 50% of the voting securities, or any partnership or joint venture in which Borrower owns or controls greater than 50% of the aggregate equitable interest. The term "Subsidiary" means any one of the Subsidiaries.

   "Tangible Net Worth" shall have the meaning set forth in Section 9.3.

   "Total Credit" shall have the meaning set forth in Section 3.

   "Total Credit Limit" shall have the meaning set forth in Section 3.1.

   "UCC" shall mean the Uniform Commercial Code as in effect in the Commonwealth of Virginia and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

   "Weekly Report" shall have the meaning set forth in Section 3.11(a).

   3. CREDIT FACILITY. In consideration of Borrower's payment and performance of its Obligations and subject to the terms and conditions contained in this Agreement, the Lenders agree to provide, and Borrower agrees to accept, an aggregate credit facility of up to (i) SIXTY MILLION DOLLARS ($60,000,000.00) during any time other than the Seasonal Reduction Period, and (ii) THIRTY MILLION DOLLARS ($30,000,000.00) during the Seasonal Reduction Period (the "Total Credit"), on and subject to the terms hereof (the "Credit Facility"):

       3.1 Loans. Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees to make Loans to the Borrower from time to time on any Business Day during the period from the date hereof until termination hereof, in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof (such Lender's "Commitment"), provided, however, that in no event shall any Loan be made hereunder if, before or after giving effect thereto, the aggregate principal balance of all Loans outstanding hereunder would exceed the lesser of: (a) the Borrowing Base, or (b) the Total Credit (the "Total Credit Limit"). Each Loan shall be in an aggregate amount of not less than $100,000 and shall consist of each Lender's Pro Rata Share of such Loan made on the same day by the Lenders. Within the limits of each Lender's Commitment, the Borrower may borrow, repay pursuant to Section 5.4 or prepay and reborrow pursuant to this
Section 3.1. No Loans need be made by Lenders if Borrower is in Default or if there exists any other event or occurrence which, with the passage of time, or notice, or both, would be a Default. This is an agreement regarding the extension of credit, and not the provision of goods or services.

       3.2 Borrowing Base.   On receipt of each Borrowing Base Certificate
in form and substance acceptable to Agent, which shall be delivered with each Notice of Borrowing and at least weekly (the "Borrowing Base Certificate"), Agent will credit Borrower with eighty percent (80%) of the net amount of the Eligible Accounts which are, absent error or other discrepancy, listed in such Borrowing Base Certificate minus the face amount of all letters of credit issued or guaranteed by an LC Guarantying Lender (the "Borrowing Base"). For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, discounts (which may, at Agent's option, be calculated on shortest terms), credits, rebates, allowances, or excise taxes of any nature at any time issued, owing claimed by Account Debtors, granted, outstanding, or payable in connection with such Accounts at such time.

       3.3 Interest Calculation; Method of Transfer.

       (a) Interest Calculation. Borrower will pay interest on the Daily Contract Balance (as defined below) at a rate equal to the LIBOR Rate (Reserve Adjusted) plus two and ninety-five one-hundredths percent (2.95%) per annum. If Borrower's financial statements for the fiscal year ending December 31, 1997 delivered to Agent pursuant to Section 3.11(e)(i) hereof indicate Borrower's achievement of all of its financial covenants as set forth in Section 9.3 hereof for such year, then from and after delivery of such financial statements showing achievement of such amounts and provided Borrower is not in Default hereunder, the rate of interest described above will be reduced to the LIBOR Rate (Reserve Adjusted) plus two and forty-five one-hundredths percent (2.45%) per annum. Such interest will:
(i) be computed based on a 360 day year; (ii) be calculated with respect to each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance; and (iii) accrue from the date Agent authorizes any Electronic Transfer (as defined in Section 3.3(b) below) or otherwise advances a Loan to or for the benefit of Borrower, until Agent receives full payment of the Obligations Borrower owes the Lenders in good funds and Agent applies such payment to Borrower's principal debt in accordance with the terms of this Agreement. The "Daily Rate" is the quotient of the applicable annual rate provided herein divided by 360. The "Daily Contract Balance" is the amount of outstanding principal debt which Borrower owes Lenders on the Loans at the end of each day (including the amount of all Electronic Transfers authorized) after Agent has credited payments which it has received on the Loans.

       (b) Method of Transfer. Loans will be made by Agent, at Borrower's direction, by paper check, electronic transfer by Automated Clearing House ("ACH"), Federal Wire Funds Transfer ("Fed Wire") or such other electronic means as Agent may announce from time to time (ACH, Fed Wire and such other electronic transfer are collectively referred to as "Electronic Transfers"). If Borrower does not request a Loan be made in a specific method of transfer, Agent shall, in the first instance, utilize ACH as the method of transfer, and in lieu thereof, it shall determine what method of transfer to use.


       3.4 Fees.

       (a) Certain Charges. Borrower will (i) reimburse Agent for all charges made by banks, including charges for collection of checks and other items of payment and (ii) pay Agent all fees and charges in effect from time to time for transfers of funds to or from the Borrower. Agent may, from time to time, announce its fees and charges for transfers of funds to or from the Borrower, including the issuance of Electronic Transfers; provided, however, Agent hereby agrees that there is no fee for ACH transfers, that there is a $25.00 fee for each Fed Wire transfer and that such fees shall not be increased without Borrower's consent.

       (b) Administration Fee. Borrower agrees to pay DFS, for DFS' own account, for its services in acting as Agent hereunder, a monthly administration fee (the "Administration Fee) in an amount equal to one half of one PERCENT (.5%) per annum of the "Average Contract Balance" (as defined below). The Administration Fee shall be payable monthly in arrears and due pursuant to the monthly billing statement. Absent manifest error, once received by DFS, no Administration Fee shall be refundable by DFS for any reason, including early termination of this Agreement. For purposes hereof, the term "Average Contract Balance" shall mean the sum of the Daily Contract Balances for such month, divided by the number of days in such month.

       (c) Closing Fee. Borrower shall pay to Agent for the account of all Lenders, a closing fee equal to Fifty Thousand Dollars ($50,000), which shall be nonrefundable and payable the closing of the transactions contemplated hereby (the "Closing Fee). Agent hereby acknowledges receipt of Borrower's payment of $25,000 of such Closing Fee such that on the closing hereof, only the remaining portion of the Closing Fee shall be due and payable.

       (d) Credit Facility Fee. Borrower agrees to pay Agent for the account of all Lenders an annual credit facility fee of One Hundred Fifty Thousand Dollars ($150,000) (the "Credit Facility Fee). The Credit Facility Fee shall be payable quarterly, in arrears, in equal installments of Thirty-Seven Thousand Five Hundred Dollars ($37,500). Once received by DFS, no Credit Facility Fee shall be refundable by DFS for any reason.

       (e) Unused Line Fee. Borrower agrees to pay Agent for the account of all Lenders an unused line fee of three-eighths of one percent (.375%) on the daily average of the unused amount of the Total Credit during the term of this Agreement and any renewal term. Such unused line fee shall be payable monthly in arrears and due pursuant to the applicable billing statement. Such unused amount of the Credit Facility in any month shall mean the difference between the Total Credit and the average Daily Contract Balance during such month.

       (f) Collateral/Inspection Fees. Borrower will pay a fee to DFS, for its own account (even if other Lenders accompany the Agent on such review), in the amount of $7,500 per review for Collateral reviews and any other reviews performed under the Loan Documents as frequently as Agent shall reasonably determine, but at least quarterly. Borrower agrees that such fees are not interest but are rather reimbursements for out-of-pocket and allocated overhead expenses incurred in conducting such audits, reviews, examinations and inspections.

       3.5 Mandatory Prepayment. If at any time and for any reason the aggregate amount of outstanding Loans exceeds the Borrowing Base, Borrower will, immediately upon demand, repay an amount of the Loans made to it by the Lenders hereunder equal to such excess. In addition, Borrower shall immediately pay Lenders whatever sums may be necessary from time to time to remain in compliance with the Total Credit Limit, as such limits may change from time to time, including, without limitation, as a result of any Collateral no longer being deemed an Eligible Account, or as a result of any change in the amount of any Eligible Account.

       3.6 Billing Statement. Agent will send Borrower a monthly billing statement identifying all charges due on Borrower's account. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt; and (b) an account stated, absent manifest error.

       3.7 Loan Proceeds. The parties intend that all indebtedness incurred hereunder shall be governed exclusively by the terms of this Agreement and the other Loan Documents, and shall not be evidenced by notes or other evidences of indebtedness. Any fees, charges or expenses charged to Agent or any Lender by any bank for payments made by Agent or such Lender at Borrower's request shall be immediately payable by Borrower. All advances and other obligations of Borrower made hereunder will constitute a single obligation.

       3.8 Default Interest Rate. If a Default occurs, and unless and until cured, the Agent may, and shall at the request of the Majority Lenders, without prior demand, raise the rate of interest accruing on the unpaid principal balance of any Loan by three percentage points (3%) above the rate of interest otherwise applicable (the "Default Interest Rate), whether or not the Majority Lenders elect to accelerate the unpaid principal balance as a result of a Default. Agent will use reasonable efforts to attempt to notify Borrower before imposing the Default Interest Rate permitted by this Section.

       3.9 Interest Rate After Certain Events. If a judgment is entered against Borrower for sums due under any of the Obligations, as applicable, the amount of the judgment entered (which may include principal, interest, reasonable attorneys' fees and costs) shall bear interest at the Default Interest Rate as of the date of entry of the judgment. All Obligations of Borrower described in clauses (a) and (b) of the definition thereof shall bear interest at the Default Interest Rate.

       3.10 Verification Rights. The Lenders may directly or by the Agent without notice to Borrower and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone or other means, in the name of Borrower, Lender or Agent, as applicable.

       3.11     Reports.

           (a) Weekly Reports. In addition to Borrower's obligations set forth in this Agreement, Borrower agrees to provide Agent with a weekly report in such form as is satisfactory to Agent, including supporting information regarding, but not limited to a Borrowing Base Certificate (the "Weekly Report). The Weekly Report will be received by Agent each Thursday at its address listed on the signature pages hereof after the date of the Agreement by noon local time (in the event that Agent is not open for business on a Thursday then the Weekly Report will be due by noon, Eastern Standard Time, of the next Business Day that Agent is open for business).

           (b) Monthly Reports. In addition to Borrower's other obligations set forth in this Agreement, Borrower agrees to provide to
Agent: (I) by the 10th Business Day of each month, in each case as of the last day of the immediately prior month, each of the following: (i) Inventory aging report; (ii) aging of Accounts; (iii) a cash posting journal; (iv) an updated Exhibit A, concerning prime contractors constituting Governmental Account Debtors; and (v) aging of Borrower's accounts payable: and (II) on the 1st and 20th calendar day of each month, a sales journal (collectively, the "Monthly Reports).

           (c) Other Reports. In addition to Borrower's other obligations set forth in the Agreement, Borrower agrees to provide Agent within ten
(10) Business Days after each request by Agent any other report or information reasonably requested by Agent (the "Other Reports").

           (d) Accuracy of Reports. To the best of Borrower's knowledge, after reasonable inquiry, The Weekly Report, the Monthly Reports and the Other Reports will be true and correct in all respects. Borrower acknowledges Agent's and each Lender's reliance on the truthfulness and accuracy of each Weekly Report, Monthly Report and the Other Reports.

       Agent shall provide the Lenders with a weekly summary of such reports.

       (e) Financial Statements; Reporting Requirements; Certification as to Defaults. During the term of this Agreement, Borrower will furnish two copies of the following to Agent, copies of which shall be provided by Agent to the Lenders:

(i) within 100 days after the end of each fiscal year, annual financial statements for Borrower and its consolidated and consolidating Subsidiaries as of the end of such fiscal year, consisting of a consolidated and consolidating balance sheet, consolidated and consolidating statement of operations, consolidated and consolidating statements of cash flows and consolidated and consolidating statement of stockholder's equity, in comparative form, together with a narrative description of the financial condition and results of operations and the liquidity and capital resources of Borrower and setting forth in comparative form the corresponding figures for the corresponding period of the prior fiscal year. In addition, Agent shall use such audited financial statements as a basis to explain any material variance from the corresponding figures contained in the most recent financial projections of Borrower. The statements will be audited by an independent firm of certified public accountants selected by Borrower and acceptable to the Majority Lenders, and certified by that firm of certified public accountants to have been prepared in accordance with GAAP. The certified public accountants will render an opinion as to such statements which shall not be qualified by reference to (I) limits on the scope of the audit imposed by Borrower or (II) the viability of Borrower as a going concern. The Lenders through the Agent will have the absolute and irrevocable right, from time to time, to discuss the affairs of Borrower directly with the independent certified public accountant after prior notice to Borrower and the reasonable opportunity of Borrower to be present at any such discussions;

(ii) by the 20th calendar day of each month (or the next succeeding day if such day is not a Business Day), financial statements for Borrower and its consolidated and consolidating Subsidiaries as of the end of the immediately preceding month, consisting of consolidated and consolidating balance sheet and statement of operations prepared by Borrower;

(iii) within 45 days after the end of each fiscal quarter, a certificate of the President, or Chief Financial Officer, in the form of Exhibit 3.11(e)(iii) attached hereto, of Borrower stating that such person has reviewed the provisions of the Loan Documents and that a review of the activities of Borrower during such quarter has been made by or under such person's supervision with a view to determining whether Borrower has materially observed and performed all of Borrower's obligations under the Loan Documents, and that, to the best of such person's knowledge, information and belief, Borrower has materially observed and performed each and every undertaking contained in the Loan Documents and is not at the time in Default in the observance or performance of any of the terms and conditions thereof or, if Borrower will be so in default, specifying all of such defaults and events of which such person may have knowledge;

(iv) by the end of each fiscal year, an annual budget and income statement with cash flow projections for the following fiscal year;

(v) promptly upon receipt thereof, copies of all final reports and final management letters submitted to Borrower or any of the Borrower's Subsidiaries by independent accountants in connection with any annual or interim audit of the books of Borrower or such Subsidiaries made by such accountants;

(vi) copies of any and all reports, filings and other documentation delivered to the Securities and Exchange
Commission by or on behalf of Borrower promptly after the delivery thereof, if applicable;

(vii) The President or Chief Financial Officer of Borrower will certify to Agent by the 20th calendar day of each month (or the next succeeding day if such day is not a Business Day), or more often if reasonably requested by Agent, that to the best of his knowledge, after reasonable inquiry, Borrower is in compliance with the Financial Covenants as set forth in Section
9.3 hereof, in a form acceptable to Agent in its sole discretion; and

(viii) any other statements, reports and other information as any Lender through the Agent may reasonably request concerning the financial condition or operations of Borrower and its properties.

       3.12 Establishment of Reserves. Notwithstanding the foregoing provisions of Section 3.2, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem reasonably necessary or appropriate, against the amount of Loans which Borrower may otherwise request under Section 3.2, including, without limitation, with respect to (a) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (b) shrinkage, spoilage and obsolescence of Inventory; (c) slow moving Inventory; (d) other sums chargeable against Borrower as Loans under any section of this Agreement; and (e) such other matters, events, conditions or contingencies as to which Agent, in its sole credit judgment reasonably determines reserves should be established from time to time hereunder.

       3.13.

       (a) Increased Costs. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

(i) the basis of taxation of payments to Agent or any Lender (including, for purposes of this Section 3.13(a), any affiliates of such party engaged in the funding of the lending obligations hereunder) of the principal of or interest on any Loan (other than taxes imposed on the overall net income or other business operations of Agent or any Lender by the jurisdiction in which such party has its principal office) is changed;

(ii) any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender are imposed, modified or deemed applicable; or

(iii) any other condition affecting this Agreement or the Loans is imposed on Agent or any Lender or the interbank eurodollar market;

and such party determines that, by reason thereof, the cost to such party of making or maintaining any of the Loans is increased, or the amount of any sum receivable by such party hereunder in respect of any of the Loans is reduced;

then, the Borrower shall pay to Agent and/or such Lender, as applicable, upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the Borrower) such additional amount or amounts as will compensate such party for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by Agent or any Lender for purposes of this Section of the additional amounts required to compensate such party in respect of the foregoing shall be conclusive, absent manifest error.

       (b) Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If Borrower has any Loan outstanding, or has notified Agent of the intention to borrow a Loan as provided herein, then in the event that prior to the date the LIBOR Rate is determined, Agent or any Lender shall have determined (which determination shall be conclusive and binding on the parties hereto) that one-month deposits of the necessary amount are not available to such party in the interbank eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such period or term, as the case may be, Agent and or such Lender, as applicable, shall promptly give notice of such determination to Borrower, and any notice of new Loans previously given by Borrower and not yet borrowed shall be deemed a notice to make a Loan bearing interest at the Prime Rate plus one percent (1%) per annum to the extent of the affected party's proposed Loan.

       (c) Changes in Law Rendering Loans Unlawful. If at any time due to any new law, treaty or regulation, or any change of any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for Agent or any Lender to fund any Loan which it is committed to make hereunder, the obligation of such party to provide Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful to continue Loans previously made by it hereunder, Agent or a Lender, as applicable shall, upon the happening of such event, notify Borrower thereof in writing stating the reasons therefor, and Borrower shall, if required by such law, regulation or interpretation, on such date as shall be specified in such notice, prepay all such Loans, without any penalty or premium whatsoever to such party in full. Any prepayment made pursuant to this Section 3.13(c) shall be deemed to reduce the Total Credit available hereunder by the principal amount so prepaid.

       (d) Capital Adequacy In the event that any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender, in its sole discretion, to be material, then from time to time, after submission by such Lender to Borrower of a written demand therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method.

       3.14 Collections. Borrower will direct all Account Debtors to make all remittances to, and Borrower will deposit all collections on Accounts received directly by Borrower into, an account or accounts designated by Agent, for the account of Lenders. All funds in such accounts immediately shall become the property of the Lenders and Borrower shall obtain the agreement of such banks to waive any offset rights against the funds so deposited. Until delivery to such account(s), Borrower will keep such remittances separate and apart from Borrower's own funds so that they are capable of identification as the property of the Lenders and will be held in trust for the Lenders. Upon Default Agent may, and shall at the request of the Majority Lenders, notify any Account Debtor of the assignment of Accounts and collect the same. Prior to the occurrence of a Default, all proceeds received or collected by Agent with respect to Accounts, and reserves and other property of Borrower in possession of Agent at any time or times hereafter, shall be applied by Agent on account of the Obligations. After the occurrence of a Default, all proceeds received or collected by Agent with respect to Accounts, and reserves and other property of Borrower in possession of Agent at any time or times hereafter, may be held by Agent without interest to Borrower until all Obligations are paid in full or applied by Agent on account of the Obligations. Agent may release to Borrower such portions of such reserves and proceeds as Agent may determine. Notwithstanding anything herein to the contrary, if as a result of collections of Accounts as authorized by this Section 3.14, a credit balance exists in the account established for the Borrower, such credit balance shall be available for Borrower at any time or times for so long no Default exists hereunder; provided, however, that Agent may offset such credit balances against the Obligations upon or after the occurrence of a Default.

       3.15 Advancements. If Borrower fails to (a) perform any of the affirmative covenants contained herein, (b) protect or preserve the Collateral or (c) protect or preserve the status and priority of the Liens and security interest of Agent in the Collateral, Agent may make advances to perform those obligations. Agent will use reasonable efforts to attempt to give Borrower notice prior to making such advancement. All sums so advanced will be due and payable on demand, and will immediately upon advancement become secured by the security interests created by this Agreement and will be subject to the terms and provisions of this Agreement and all of the Loan Documents. Agent may add all sums so advanced, plus any expenses or costs incurred by Agent, including reasonable attorney's fees, as outstanding Loans as Agent may designate in its sole discretion. The provisions of this Section will not be construed to prevent the institution of rights and remedies of Agent or any Lender upon the occurrence of a Default. Any provisions in this Agreement to the contrary notwithstanding, the authorizations contained in this Section will impose no duty or obligation on any Lender or Agent to perform any action or make any advancement on behalf of Borrower and are for the sole benefit and protection of Lenders and Agent.

       3.16 Continuing Requirements - Accounts. Borrower will: (a) if from time to time required by Agent, immediately upon their creation, make available to Agent copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, compromise or settlement or make any change to any Account except for those as are immaterial and which arise in the ordinary course of Business; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by Agent for the account of Lenders; (d) immediately notify Agent in writing which Accounts may be deemed Ineligible Accounts; and (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to Agent's security interest and immediately thereafter deliver such chattel paper and instruments to Agent with appropriate endorsements and assignments to Agent.

       3.17     Letter of Credit Guarantees.

       (a) If requested to do so by Borrower, any Lender may, in its sole discretion, for its own account, upon prior written notice to Agent, execute a guaranty by which such Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to letters of credit issued for Borrower's account by another Person (such Lender being referred to as an "LC Guarantying Lender"); provided, however, that in no event shall any Lender be obligated to guarantee any such letter of credit if: (i) Borrower's obligations in respect of all such letters of credit then outstanding in the aggregate exceed $1,000,000, or (ii) if the expiry date of any such letter of credit shall or may under any circumstances occur on or after the last day of the then-current term of this Agreement. Borrower shall be absolutely and unconditionally liable to reimburse such LC Guarantying Lender on demand for any liability such LC Guarantying Lender may incur in connection with the issuance of any such letters of credit or guarantees, and Borrower assumes all risks in connection therewith. Borrower's obligation to reimburse any LC Guarantying Lender hereunder may, at such LC Guarantying Lender's option upon prior written notice to Agent, be funded by the making of a Loan with the proceeds disbursed solely to such LC Guarantying Lender, and in any case shall remain an Obligation of Borrower, secured by the Collateral.
All documentation pursuant to which such transactions are consummated shall be delivered to Agent and shall be deemed Loan Documents hereunder.

       (b) As additional consideration for an LC Guarantying Lender guaranteeing payment or performance of letters of credit for Borrower's account and any drafts or acceptances thereunder, Borrower agrees to pay such LC Guarantying Lender, for its own account, a fee equal to three-quarters of one percent (.75%) of the face amount of each letter of credit supported by such guarantee, which fees shall be deemed fully earned upon execution of each guaranty, shall be due and payable pursuant to the monthly billing statement and shall not be subject to rebate or proration upon the termination this Agreement for any reason. The fee described above shall be in addition to any issuance or other fees charged by the Person issuing such letter of credit.

   4.  TERM OF AGREEMENT.

       4.1 Termination. This Agreement will continue in full force and effect and be non-cancellable for one (1) year from the Effective Date, (except that it may be terminated by Agent in the exercise of Agent's and Lender's rights and remedies upon Default by Borrower) and after the expiration of such one-year period, shall be subject to one (1) automatic one-year renewal periods thereafter unless at least (x) 120 days, or (y) 90 days (if Borrower has failed to deliver its audited annual financial statements to Agent under Section 3.11(e)(i) hereof on or before March 15 in any calendar year), prior to the expiration of such initial period or any renewal period, any party shall have addressed all other parties in writing of its intention not to renew this Agreement. Notwithstanding the foregoing, Borrower may terminate this Agreement prior to such date upon
(a) at least 120 days written notice to Agent; (b) payment to Agent and Lenders of all Obligations; and (c) payment to Agent for the account of Lenders of an amount as follows:

Date ofPercent of
TerminationTotal Credit

Prior to the first    2.00%
anniversary of the
Effective Date

On and after the first anniversary    1.00%
of the Effective Date

Termination on any date other than the anniversary date will not entitle
Borrower to a refund of any fee.   Agent, Lender and/or DFS, as applicable,
shall be entitled to payment of all fees upon Default by Borrower which would have been payable during the original term of this Agreement (or any extension thereof) but for such early termination. These accelerated fees represent liquidated damages and are not a penalty. Any such written notice of termination delivered by Borrower to Agent shall be irrevocable. It is understood that Borrower may elect to terminate this Agreement in its entirety only; no section or lending facility may be terminated singly.

       Notwithstanding anything in this Section 4.1 to the contrary, (a) if Borrower is charged any additional amounts pursuant to Section 3.13 of this Agreement, and the imposition of such charge (which solely for purposes of the computation in this sentence shall be treated as additional interest) would have the effect in the aggregate with all other such additional charges of increasing the effective interest rate payable pursuant to Section 3.3 of this Agreement by an amount greater than one-half of one percent (0.50%) per annum, and (b) if Borrower delivers a copy of an executed commitment from a third party to provide financing to Borrower at a rate that is one-half of one percent (.5%) per annum less than the proposed rate payable hereunder after giving effect to such
Section 3.13 increases, then Borrower may terminate this Agreement, in accordance with the terms of this Agreement, and shall not be liable to Agent for payment of any of the termination charges referred to in this
Section 4.1.

       4.2 Effect of Termination.

       (a) Borrower will not be relieved from any Obligations to Agent or Lenders arising out of Lenders' advances or commitments made before the effective termination date of this Agreement. Agent and Lenders will retain all of their respective rights, interests and remedies hereunder until Borrower has paid all of Borrower's Obligations to Lenders and Agent. Agent shall have no obligation to satisfy any of Borrower's Obligations to the Lenders. All waivers set forth within this Agreement will survive any termination of this Agreement.

       (b) Notwithstanding anything in Section 4 to the contrary, if upon the expiration of the original term hereof or any renewal term, there exists a Default or an event which but for the passage of time or notice or both, would be a Default, any payments to be made to a Lender desiring to terminate its Commitment in accordance with the provisions of Section 4.1 hereof (a "Terminating Lender") in satisfaction of such Terminating Lender's Commitment, shall be shared Pro Rata among all Lenders. In addition, if the payment to be made to a Terminating Lender would cause a Default or an event which but for the passage of time or notice or both, would be a Default, then any such payment shall also be shared Pro Rata among all Lenders.

   5.  BORROWING AND REPAYMENT PROCEDURES

       5.1.     Borrowing Procedures.

       (a) Each Loan shall be made on notice, given not later than 10:00 a.m. (Eastern Standard Time) on the day of a proposed Loan requesting such Loan to the Agent which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Loan (a "Notice of Borrowing") shall be by telex, telecopier or cable, confirmed immediately in writing, in substantially the form of Exhibit 5.1 hereto, specifying therein the borrowing date and the requested aggregate principal amount of such Loan. Upon fulfillment of the applicable conditions set forth in Section 7, Agent will fund such Loan. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. Agent shall settle with the Lenders in accordance with Section 5.6.

       (b) The failure of any Lender to make the advance to be made by it as part of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its advance on the date of such Loan, but no Lender shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender on the date of any Loan.

       (c) Notwithstanding anything herein to the contrary (i) the becoming due of any amount required to be paid under this Agreement as interest shall be deemed irrevocably to be a request for a Loan on the due date in the amount required to pay such interest; and (ii) the becoming due of any other Obligations shall be deemed irrevocably to be a request for a Loan on the due date in the amount then so due.

       5.2 Excess Advances; Agent Advances.

       (a) Excess Advances. All Lenders, each in their sole and absolute discretion, may elect to permit the total unpaid balance of Loans to exceed the Total Credit ("Excess Advances"), and no such event or occurrence shall cause or constitute a waiver by such Lenders of their right to demand payment of all or any part of the Loans at any time within the terms of this Agreement or to refuse, in their sole and absolute discretion, to make such further Loans. Any such Excess Advances shall be payable immediately upon demand therefor, unless otherwise specifically agreed to by the Lenders, and shall bear interest at the Default Interest Rate.

       (b) Agent Advances. Notwithstanding the provisions of Section 3.1 hereof, the Agent is authorized by the Lenders, but is not obligated to make Loans up to the amount that would otherwise be available for borrowing under Section 3.1 hereof after computation of the Borrowing Base, up to $5,000,000 (herein, "Agent Advances"). Agent Advances, if made, would be made solely by Agent and would continue for up to thirty (30) days from the date Agent first receives a Notice of Borrowing. All Agent Advances made pursuant to this Section 5.2(b) shall be due and payable within one (1) Business Day of demand. All collections of Collateral shall first be applied to reduce the Agent Advances before reduction of any other Obligations of Borrower. No Agent Advance shall be made within 30 days of Borrower's satisfaction of a previous Agent Advance. Agent Advances will be considered Loans hereunder and subject to the settlement provisions of
Section 5.6 hereof. Agent shall give prompt notice to the Lenders of each Agent Advance that is made, setting forth the amount and the reason that such Agent Advance was required. The status of the Agent Advances will be included in the weekly summary of the Loans provided to the Lenders by the Agent.

       5.3 All Loans One Obligation. All Obligations of Borrower to Lenders under this Agreement and all other agreements between Borrower and Lenders shall constitute one obligation to Lenders secured by the security interest granted in this Agreement, and by all other Liens heretofore, now, or at any time or times hereafter granted by Borrower. All of the rights of Agent and Lenders set forth in this Agreement shall apply to any modification of or supplement to this Agreement, or Exhibits hereto, unless otherwise agreed in writing.

       5.4 Payments of Principal and Interest.

           (a) All payments and amounts due hereunder by Borrower shall be made or be payable without set-off or counterclaim and shall be made to Agent prior to 12:00 noon (Eastern Standard Time) on the date due at its office(s) responsible for Borrower's account, or at such other place which Agent may designate to Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees.

           (b) The Agent will promptly thereafter remit in immediately available funds to each Lender its Pro Rata Share of all such payments received by the Agent for the account of such Lender.

           (c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

       5.5 Collection Days. Notwithstanding anything herein to the contrary: (a) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of a Default or whether there is availability for any Loans, shall be applied against the Obligations on the Business Day of receipt thereof by Agent (if prior to 12:00 noon Eastern Standard Time); and (b) solely for purposes of interest calculation hereunder, all amounts received by Agent prior to 12:00 noon Eastern Standard Time will be credited by Agent to Borrower's account two
(2) Business Days after good funds have been deposited into Agent's general operating account.

       5.6  Sharing of Payments, Etc; Settlement.

           (a) Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 5.6(a) may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

           (b) Settlement. Amounts payable by Lenders to Agent in respect of Loans advanced by Agent, reimbursable expenses and liabilities and other obligations of Lenders to Agent, and amounts payable by Agent to Lenders in respect of collections and certain fees as provided herein, shall, subject to the terms of the sentence immediately following, be settled weekly, on Tuesday of each week hereunder in accordance with the following procedures:
(i) on each Tuesday, Agent shall provide Lenders with a written accounting of the Loans made, reimbursable expenses and liabilities incurred by Agent, collections and fees received during such week, and the net amount payable by Agent or Lender, and (ii) the parties owing payment shall pay such amount by electronic funds transfer in immediately available funds by the close of business on the next Business Day. Notwithstanding the foregoing, Agent shall not be obligated to fund a Loan in excess of DFS' Commitment, and therefore, upon Agent's written notification as provided in item (i) immediately preceding, Agent and Lenders shall settle more frequently than weekly.

   6.  SECURITY FOR THE OBLIGATIONS

       6.1 Grant of Security Interest. To secure payment of all of Borrower's current and future Obligations and to secure Borrower's performance of all of the provisions under this Agreement and the other Loan Documents and to secure all of Guarantor's current and future obligations to Agent and the Lenders, Borrower grants Agent, for the benefit of the Lenders, a security interest in all of Borrower's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Borrower thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All such terms for which meanings are provided in the UCC are used herein with such meanings. All Collateral financed by Lenders, and all proceeds thereof, will be held in trust by Borrower for Lenders, with such proceeds being payable in accordance with the terms of this Agreement. Borrower covenants with Agent and the Lenders that Agent, for the benefit of the Lenders, may realize upon all or part of any Collateral in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other Collateral. Borrower's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.

       6.2 Future Advances. Agent's security interests shall secure all current and all future advances to Borrower made by Lenders under the Loan Documents.

       6.3 Financing Statements. Borrower shall execute and deliver to Agent for the benefit of Lenders such financing statements, certificates of title and original documents as may be required by Agent with respect to Agent's security interests.

       6.4 Guaranties. Borrower shall cause any and all Subsidiaries, whether now existing or hereafter acquired, to execute and deliver collateralized guaranties of the Obligations secured by a first priority, perfected security interest in the same type of assets of such Subsidiaries as are described in Section 6.1.

       6.5 Further Assurances. Borrower will execute and deliver to Agent, at such time or times as Agent may request, all financing statements, security agreements, assignments, certificates, affidavits, reports, schedules, and other documents and instruments (a) that Agent may deem necessary to perfect and maintain Agent's perfected security interests in the Collateral and (b) as reasonably requested by Lenders through Agent, to fully consummate the transactions contemplated under all Loan Documents. All filing, recording or negotiation fees shall be payable by Borrower, which such fees Agent hereby acknowledges are satisfied by payment in full of the Closing Fee.

   7.  CONDITIONS PRECEDENT

   All duties and obligations of Lenders under the Loan Documents on the Effective Date, and at all times during the term of this Agreement, are specifically subject to the full and continued satisfaction by Borrower of the conditions precedent set forth below.

       7.1 Conditions Precedent to Closing. The following conditions must be satisfied as of the Effective Date:

(a) Lender's Counsel. Each Lender's counsel must approve of all matters pertaining to (i) title to the Collateral; (ii) the form, substance and due execution of all Loan Documents; (iii) Borrower's organizational documents; and (iv) all other legal matters, including the application of any laws relating to usury.

(b) Material Change. There must not have been any material adverse change, between May 31, 1997, and the Effective Date, in the condition of Borrower, the condition of the Business, the value and condition of the Collateral, the structure of Borrower other than as contemplated herein, or in the financial information, audits and the like obtained by Agent.

(c) Perfected Liens. Agent shall have a perfected first priority Lien and security interest in the Collateral, subject only to the Permitted Liens.

(d) Insurance. Borrower shall provide Agent with certificates of insurance evidencing that Borrower has obtained the insurance as required in Section 9.1.2.

(e) Laws. Borrower and its Subsidiaries shall be in compliance with all applicable laws and governmental regulations, including, but not limited to, all Environmental Laws, the failure to comply with which would have a material adverse effect on Borrower, its Subsidiaries or the Business.

(f) Certificate of Good Standing. A certificate of good standing for Borrower (or other similar certificate) must be delivered to the Agent, from the appropriate governmental authority of Borrower's state of incorporation and other jurisdictions in which Borrower does business, dated not earlier than 30 days prior to the Effective Date.

(g) Opinion of Borrower's Counsel. Agent must receive a written opinion from counsel for Borrower, dated the Effective Date, and addressed to and for the benefit of Agent and the Lenders, in form and substance satisfactory to Lenders.

(h) UCC Searches. Agent must receive a certificate from a provider of financing statement searches acceptable to Agent which identifies all financing statements of public record not more than 5 days before the Effective Date, that pertain to the Collateral.

(i) Other Documents. Such other documents, submissions, insurance policies and other matters as reasonably requested by any Lender through the Agent relating to the results of any due diligence or Borrower's representations made hereunder.

(j) President's Certificate. The delivery to Agent of a President's Certificate in the form attached hereto as Exhibit 7.1(j).

(k) Articles of Incorporation. A certified copy of the Articles of Incorporation, By-Laws and the resolutions of the directors of Borrower authorizing the transactions contemplated by this Agreement shall be delivered to Agent.

(l) Secretary's Certificate of Resolution and Incumbency. Such certificate, in the form attached hereto as Exhibit 7.1(l), shall be delivered to Agent.

(m) Pre-closing Expenses. Borrower shall pay to the Lenders all fees and expenses required under this Agreement that are due on or before the Effective Date, which such fees and expenses Agent hereby acknowledges are satisfied by payment in full of the Closing Fee.

(n) Pre-closing Reviews. Lenders must complete reviews with satisfactory results of Borrower's Inventory and Accounts. All costs and expenses for such pre-closing reviews will be included within the pre-closing expenses.

(o) Payoff Letter. A lien release and payoff letter executed by Borrower's existing working capital lender(s).

(p)  Intercreditor Agreements.   Intercreditor Subordination Agreements
with IBM Credit Corporation with respect to conflicting interests in certain assets of Borrower, in form and substance acceptable to Agent.

       7.2 Conditions Precedent For All Loans. The following conditions must be satisfied as of each Loan, including the initial Loan:

           (a) Each of Borrower's representations and warranties provided herein shall be true and correct in all material respects, as of the date of each such Loan (or, if any such representation or warranty is limited to a specific date, as of such specific date) except that the foregoing shall not apply to the representations and warranties set forth in Section 8.3 to the extent (but only to the extent) that the facts causing such representations and warranties not to be true and correct, would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the Business, properties or financial condition of Borrower. In connection therewith, Borrower agrees that both Borrower's Notice of Borrowing for a Loan, and acceptance of any Loan hereunder shall be deemed to constitute Borrower's representation and warranty that the representations and warranties set forth in this Agreement are true, correct, and restated as of the dates of such request, and such acceptance (or, if any such representation or warranty is limited to a specific date, as of such specific date).

           (b) There shall not have occurred and be continuing any Default, or any other event or occurrence which, with the passage of time, or notice, or both, would be a Default, and Borrower's Notice of Borrowing for a Loan, and acceptance of any Loan hereunder shall be deemed to constitute Borrower's representation and warranty to such effect.

           (c) With respect to any Notice of Borrowing, the amount requested for such Loan, if any, together with the then current total unpaid outstanding balance of all Loans hereunder shall not exceed the then existing Total Credit Limit.

       7.3 Determinations Under Section 7.1. For purposes of determining compliance with the conditions specified in Section 7.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Loan specifying its objection thereto and such Lender shall not have made available to the Agent such Lender's Pro Rata Share of such Loan.

   8.  REPRESENTATIONS AND WARRANTIES

       To induce Lenders to enter into this Agreement, Borrower makes the representations and warranties set forth below, all of which will remain true in all material respects during the term of this Agreement. Borrower acknowledges each Lender's justifiable right to rely upon the representations and warranties set forth below.

       8.1 Financial Statements. Borrower's audited consolidated financial statements as of December 31, 1996 have been prepared in accordance with GAAP and Borrower's unaudited consolidated financial statement as of May 31, 1997 copies of which have been previously submitted to Agent, each present fairly the financial condition of Borrower and its consolidated Subsidiaries as at such dates and the results of their operations for the periods then ended. Borrower warrants and represents to Lenders that all financial statements and information relating to Borrower or any Guarantor which have been or may hereafter be delivered by Borrower or any Guarantor are true and correct and have been and will be prepared in accordance with GAAP and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Borrower or any Guarantor since the submission to Agent, either as of the date of delivery, or, if different, the date specified therein, and Borrower acknowledges Lenders' reliance thereon.

       8.2 Non-Existence of Defaults. Neither Borrower nor any of its Subsidiaries is in default with respect to any material amount of its existing Indebtedness. The making and performance of this Agreement and all other Loan Documents, will not immediately, or with the passage of time, the giving of notice, or both: (a) violate the provisions of the bylaws or any other corporate document of Borrower; (b) violate any laws to the best of Borrower's knowledge after reasonable inquiry; (c) result in a material default under any contract, agreement, or instrument to which Borrower is a party or by which Borrower or its properties are bound; or
(d) result in the creation or imposition of any security interest in, or Lien or encumbrance upon, any of the Collateral except the Permitted Liens.

       8.3 Litigation. Set forth on Exhibit 8.3 is a list of all actions, suits, investigations or proceedings pending or, in the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, as of the date hereof in which there is a reasonable probability of an adverse decision which would materially and adversely affect Borrower, the Business, or the Collateral.

       8.4 Material Adverse Changes. Except as set forth on Exhibit 8.4, Borrower does not know of or expect any material adverse change in the Business, or in Borrower's or any of the Subsidiaries' assets, liabilities, properties, or condition, financial or otherwise, including changes in Borrower's financial condition from May 31, 1997 through the Effective Date.

       8.5 Title to Collateral. Except as set forth on Exhibit 8.5, Borrower has good and marketable title to all of the Collateral, free and clear of any and all Liens, claims and encumbrances, other than the Permitted Liens.

       8.6 Corporate Status. Borrower and each of the Subsidiaries is a corporation duly organized and validly existing, in good standing, with perpetual corporate existence, under the laws of their respective jurisdictions of formation. Borrower and its Subsidiaries have the corporate power and authority to own their properties and to transact the Business in which they are engaged and presently propose to engage. Borrower and each Subsidiary is duly qualified as a foreign corporation and in good standing in all states where the nature of their Business or the ownership or use of their property requires such qualification, and where failure to so qualify would have a material adverse effect on its Business, operations or financial condition.

       8.7 Subsidiaries. Exhibit 8.7 hereto lists the Subsidiaries as of the Effective Date.

       8.8 Power and Authority. Borrower has the corporate power to borrow and to execute, deliver and carry out the terms and provisions of the Loan Documents. Borrower has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all other Loan Documents and the borrowing hereunder.

       8.9 Place of Business. Borrower's chief executive office and the principal place of business is located at 4100 Lafayette Center Drive, Chantilly, Virginia 22021-0808. Borrower's records concerning the Collateral are kept at such chief executive office, or will be kept at such other place that Borrower informs Agent of not less than 30 days in advance of relocation.

       8.10 Enforceability of the Loan Documents. The Loan Documents executed by Borrower are the valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

       8.11 Taxes. Borrower's federal tax identification number is 54-1248422. Except as described on Exhibit 8.11, Borrower has to the best of its knowledge, after reasonable inquiry (a) filed all federal, state and local tax returns and other reports that it is required by law to file, (b) paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable, the failure of which to pay would have a material adverse effect on the Business, except those contested in good faith and in accordance with accepted procedures, and for which adequate reserves have been established in accordance with GAAP, and (c) made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable. Borrower has no knowledge of any deficiency or additional assessment in a material amount in connection with any taxes, assessments or charges.

       8.12 Compliance with Laws. Borrower, to the best of its knowledge after reasonable inquiry, has complied, and shall cause each Subsidiary to comply, in all material respects with all applicable laws, including any Environmental Laws and any zoning laws, the failure to comply with which would have a material adverse effect on Borrower individually, or Borrower and its Subsidiaries on a consolidated basis.

       8.13 Consents. Borrower and the Subsidiaries have obtained all material consents, permits, licenses, approvals or authorization of, or effected the filing, registration or qualification with, any governmental entity which is required to be obtained or effected by Borrower and the Subsidiaries in connection with the Business or the execution and delivery of this Agreement and the other Loan Documents the failure of which to obtain or effect would have a material adverse effect on Borrower individually, or on Borrower and its Subsidiaries on a consolidated basis.

       8.14 Purpose. Borrower will use the advances which the Lenders make under the Credit Facility solely for lawful purposes and as described in Section 3 hereof.

       8.15 Condition of the Business. Except as set forth on Exhibit 8.15, all material assets used in the conduct of the Business are in good operating condition and repair and are fully usable in the ordinary course thereof, reasonable wear and tear excepted.

       8.16 Capital. All issued shares and all outstanding shares in the Subsidiaries as reflected in Borrower's financial statements are validly issued pursuant to proper authorization of the board of directors of such Subsidiary, and are fully paid, and non-assessable. Except as described on
Exhibit 8.16, there are no outstanding subscriptions, warrants, options, calls or commitments, obligations or securities convertible or exchangeable for shares of any stock of Borrower or the Subsidiaries. Borrower and the Subsidiaries shall give Agent thirty (30) days prior written notice before entering any agreement to register any new issues of its equity or debt securities under the Securities Act of 1933, as amended, or any state securities law, which are not so registered on the date hereof. All Borrower's issued shares and outstanding capital stock are fully paid and non-assessable, and its capital structure is as set forth on Exhibit 8.16.

       8.17 Location of Collateral. Exhibit 8.17 describes the locations where any of the Collateral is located or stored as of the date hereof.

       8.18 Real Property. Neither Borrower nor any Subsidiary own or lease any real property, except as set forth on Exhibit 8.18 attached hereto.

       8.19 Warranties and Representations-Accounts. For each Account listed by Borrower on any Borrowing Base Certificate, Borrower warrants and represents to Lenders that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the Account Debtor; (e) the amounts shown on the Borrowing Base Certificate, Borrower's books and records and all invoices and statements delivered to Agent with respect thereto are owing to Borrower and are not contingent; (f) no payments have been or will be made thereon except payments turned over to Lenders; (g) there are no material offsets, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with the Account Debtor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment; (h) there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Borrowing Base Certificate, Borrower's books and records and the invoices and statements delivered to Agent with respect thereto; (i) all persons acting on behalf of the Account Debtor thereon have the authority to bind the Account Debtor; (j) the goods sold or transferred giving rise thereto are not subject to any Lien, claim, encumbrance or security interest which is superior to that of Agent's; (k) such Account is subject to Agent's perfected, first priority security interest and no other Lien other than a Permitted Lien; and (l) there are no proceedings or actions known to Borrower which are threatened or pending against the Account Debtor thereon which might result in any material adverse change in such Account Debtor's financial condition.

       8.20 Environmental, Health and Safety Matters. Except as disclosed on Exhibit 8.20: (a) the operations of Borrower and each of the Subsidiaries complies in all respects with (i) all applicable Environmental Laws, and (ii) all applicable OSHA Laws; (b) none of the operations of Borrower or any Subsidiary are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or OSHA Law; (c) none of the operations of Borrower or any Subsidiary is the subject of federal or state investigation evaluating whether any remedial action is needed to respond to (i) a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; (d) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or OSHA Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; and
(e) neither Borrower nor any Subsidiary has any known contingent liability in connection with (i) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary.

       8.21 Patents, Copyrights, Trademarks, Etc. The Borrower and each of the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others. All such licenses, patents, trademarks, trade names, service marks and copyrights, and applications therefor existing on the date hereof are listed on Exhibit 8.21.

       8.22 Solvency. The Borrower and each of the Subsidiaries now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature, and Borrower and each of the Subsidiaries now owns property having a value, greater than the amount required to pay Borrower's or such Subsidiary's debts.

       8.23 Leases. Exhibit 8.23(a) attached hereto is a complete listing of all capitalized leases of Borrower and Exhibit 8.23(b) attached hereto is a complete listing of all material operating leases of Borrower.

       8.24 Labor Relations. Except as described on Exhibit 8.24 attached hereto and made a part hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

       8.25 Business Locations; Agent for Process. During the preceding seven (7) year period, Borrower has had no office, place of business or agent for service of process located in any state or county other than as shown Exhibit 8.17.

       8.26 Reaffirmation. Each request for a Loan made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (a) an automatic representation and warranty by Borrower to Lenders that there does not then exist any Default or any other event or occurrence which, with the passage of time, or notice, or both, would be a Default, and (b) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents except that the foregoing shall not apply to the representations and warranties set forth in Section 8.3 to the extent (but only to the extent) that the facts causing such representations and warranties not to be true and correct, would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the Business, properties or financial condition of Borrower.

       8.27 Survival of Representations and Warranties. Borrower covenants, warrants and represents to Lenders that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

   9.  BORROWER'S COVENANTS

       9.1 Affirmative Covenants. During the term of this Agreement and thereafter for so long as any Obligations are outstanding and unpaid, Borrower Covenants that unless otherwise consented to by the Majority Lenders in writing, it shall perform all the acts and promises required by this Agreement and all the acts and promises set forth below.

           9.1.1 Payment and Performance. Borrower will (a) pay all Obligations in full when and as due hereunder and (b) perform all other Obligations in full when and as due hereunder.

           9.1.2  Insurance.

(a) Type of Insurance. Borrower will at all times cause the Business and the Collateral to be insured by insurers of reasonable financial soundness and having an A. M. Best rating of A or better, with such policies, against such risks and in such amounts as are appropriate for reasonably prudent businesses in Borrower's industry and of Borrower's size and financial strength.

(b) Requirements as to Insurance Policies. The policies of insurance which Borrower is required to carry shall comply with the requirements listed below:

(i) Each such policy shall provide that it may not be canceled or allowed to lapse at the end of a policy period without at least 30 days' prior written notice to Agent;

(ii)  Each liability and hazard insurance policy shall name
Agent as an additional insured, for the benefit of the Lenders; and

(iii) Each property insurance policy required hereunder shall contain a standard lender's loss payable clause in favor of Agent. Such insurance policies shall also contain lender's loss payable endorsements satisfactory to Agent providing, among other things, that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of Borrower which might otherwise result in forfeiture of such insurance.

(c)  Collection of Claims.  Borrower will promptly advise
Agent of any insured casualty in excess of $100,000 and Borrower agrees that Agent may direct all insurance proceeds therefrom to be paid directly to Agent to the extent that such loss is not adequately insured under an insurance policy which names Agent as a loss payee, and hereby appoints Agent its attorney-in-fact for such purpose.

(d) Blanket Policies. Any insurance required hereunder may be supplied by means of a blanket or umbrella insurance policy.

(e)  Delivery of Policies or Certificates of Insurance.
Borrower shall deliver to Agent certificates of insurance issued by insurers to evidence that the insurance maintained by Borrower complies with the requirements hereunder.

           9.1.3 Collection of Receivables; Sale of Inventory. Borrower will collect its Accounts and sell its Inventory only in the ordinary course of business.

           9.1.4 Notice of Litigation and Proceedings. Borrower will give prompt notice to Agent of: (a) any litigation or proceeding (including fines and penalties of any public authority) in which it, or any of the Subsidiaries is a party in which there is a reasonable probability of an adverse decision which would require it or any of the Subsidiaries to pay money or deliver assets, whether or not the claim is considered to be covered by insurance and that might adversely affect Borrower or any of its Subsidiary's operations, financial condition, property or business ; (b) any class action litigation against it, regardless of size; and (c) the institution of any other suit or proceeding that might materially and adversely affect its or any of its Borrower Subsidiary's operations, financial condition, property or the Business.

           9.1.5 Payment of Indebtedness to Third Persons. Borrower will, and will cause each Subsidiary to, pay, when due, all Indebtedness and any other liability due third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor satisfactory to Agent in accordance with GAAP being set aside by Borrower or such Subsidiary. Agent will use reasonable efforts to attempt to give Borrower notice before Agent requires Borrower to set aside additional reserves which additional reserves shall not be in excess of those required under GAAP.

           9.1.6 Notice of Change of Business Location. Borrower will notify Agent 30 days in advance of: (a) any change in or discontinuation of the location of the Collateral, Borrower's principal place of business, or any of the Subsidiaries' existing offices or places of business, (b) the establishment of any new places of business relating to the Business, and
(c) any material change in or addition to the locations where Borrower's Inventory or records are kept.

           9.1.7 Payment of Taxes. Borrower will, and will cause each Subsidiary to, pay or cause to be paid, when and as due, all taxes, assessments and charges or levies imposed upon it or on any of its property or that it is required to withhold and pay over to the taxing authority or that it must pay on its income, the failure of which to pay would have a material adverse effect on Borrower individually, or on Borrower and the Subsidiaries on a consolidated basis, except where contested in good faith by appropriate proceedings with adequate reserves therefor satisfactory to Agent, in accordance with GAAP, having been set aside by Borrower or such Subsidiary. Agent will use reasonable efforts to attempt to give Borrower notice before Agent requires additional reserves, which additional reserves shall not be in excess of those required under GAAP. However, Borrower will, and will cause each Subsidiary to, pay or cause to be paid all such taxes, assessments, charges or levies immediately whenever foreclosure of any Lien that attaches on the Collateral appears imminent.

           9.1.8 Further Assurances. Borrower agrees to, and will cause each Subsidiary to, execute such other and further documents, including, without limitation, deeds of trust, promissory notes, security agreements, financing statements, continuation statements, certificates of title, and the like as may from time to time in the reasonable opinion of Agent be necessary to perfect, confirm, establish, re-establish, continue, or complete the security interests, collateral assignments and Liens in the Collateral, and the purposes and intentions of this Agreement.

           9.1.9 Maintenance of Status. Borrower will take all necessary steps to (a) preserve its, and each Subsidiary's, existence as a corporation, (b) preserve Borrower's and the Subsidiaries' franchises and permits, and (c) comply with all present and future material agreements to which Borrower, or any of the Subsidiaries, is subject, and (d) maintain, and cause each Subsidiary to maintain, its qualification and good standing in all states in which such qualification is necessary or in which the failure to be so qualified might have a material adverse effect on the financial condition or properties of Borrower or the Business. Borrower will not materially change the nature of the Business during the term of this Agreement.

           9.1.10  [RESERVED]

           9.1.11 Notice of Existence of Default. Borrower will, and will cause its Subsidiaries to, promptly notify Agent of: (a) the existence of any known condition or event, which constitutes or which will constitute with notice or the passage of time or both, a Default and (b) the actual or threatened termination, suspension, lapse or relinquishment of any material license, authorization, permit or other right granted Borrower or for Borrower's benefit and used in the Business, or granted to any of its Subsidiaries or for any such Subsidiaries' benefit, by any governmental agency material to the Business.

           9.1.12 Compliance with Laws. Borrower will, and will cause its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders.

           9.1.13 Maintenance of Collateral. Borrower will maintain all material Collateral in good condition and repair. Borrower will not permit the value of the Collateral to be materially impaired. Borrower will defend the Collateral against all claims and legal proceedings by persons other than the Lenders. Borrower will not transfer the Collateral from the premises where now located (other than Inventory sold in the ordinary course of business and other Collateral transferred in the ordinary course of business), or permit the Collateral to become a fixture or accession (unless so affixed on the Effective Date) to any goods which are not items of Collateral, without the prior written approval of Agent. Borrower will not permit the Collateral to be used in violation of any applicable law, regulations, or any policy of insurance. As to Collateral consisting of instruments and chattel paper, Borrower will preserve rights in it against prior parties.

           9.1.14 Collateral Records and Statements. Borrower will keep such accurate and complete books and records pertaining to the Collateral in such detail and form as Agent reasonably requires, including, but not limited to: schedules of inventory; original orders; invoices; shipping documents; billing settlements and receivables; sold receivables; Inventory listing containing model, serial number (if available) and location. Weekly, or at such other times as Agent may reasonably require, Borrower will furnish to Agent a statement, certified by Borrower showing the aging of Accounts. Monthly, or at such other times as Agent may reasonably require, Borrower will furnish to Agent a statement, certified by Borrower showing the current Inventory status, showing the lower of cost (determined on an "average cost" basis) or market value thereof. Other reporting will be available upon request by Lenders through Agent, including, but not be limited to, accounts payable agings in such form as the Agent and/or a Lender reasonably requires. The statements will be in the form and will contain the information as is prescribed by Agent.

           9.1.15 Inspection of Collateral. Agent and the Lenders may examine the Collateral at any time, and from time to time during normal business hours. Agent and the Lenders will have full access to, and the right to review, inspect and make abstracts and copies from Borrower's books and records pertaining to the Collateral, wherever located, at any time during reasonable business hours, and from time to time. Borrower will assist Agent and the Lenders in so doing.

           9.1.16 Landlord's Agreements. Borrower will provide or cause to be provided, on the Effective Date, landlord waivers and agreements in a form acceptable to Agent with respect to leased real property and with respect to any future leases, prior to entering into them.

           9.1.17 Reimbursement for Bank Charges. Borrower will reimburse Lenders for all charges made by banks for collection of checks and other items of payment and for transfer of funds to or from Borrower.

       9.2 Negative Covenants. During the term of this Agreement and thereafter, for so long as any Obligations are outstanding and unpaid, Borrower covenants that unless otherwise consented to in writing by the Majority Lenders, Borrower shall not perform or cause or permit to be performed the following acts:

           9.2.1 Change of Name, Etc. Borrower and the Subsidiaries will not change their name, or begin to trade under any assumed names or trade names without thirty (30) days prior written notice to Agent. Borrower will not, and will not permit any Subsidiary to, change its manner of organization, enter into any mergers, consolidations, reorganizations or recapitalizations without the Majority Lenders' prior written consent other than as contemplated herein.

           9.2.2 Sale or Transfer of Assets. Except in the ordinary course of business, Borrower and the Subsidiaries will not sell, transfer, lease (including sale-leaseback) or otherwise dispose of all or any substantial part of their assets. This provision will not apply to any sale if the proceeds of such sale pay the Obligations in full.

           9.2.3 Encumbrance of Assets. Borrower will not, and will not permit a Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in or Lien upon any of the Collateral, now owned or hereafter acquired except for the Permitted Liens.

           9.2.4 Acquisition of Stock or Assets. Borrower and the Subsidiaries will not, acquire, or enter into any agreement, commitment letter or letter of intent to acquire, all or substantially all the assets of, equity interest or stock in, another business.

           9.2.5 False Certificates or Documents. Borrower has not and will not, and will not permit any Subsidiary to, furnish Agent or any Lender with any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

           9.2.6 Assignment. Borrower will not assign or attempt to assign the Loan Documents or any of its interests under the Loan Documents.

           9.2.7 Transactions with Affiliates. Borrower will not enter into any contracts, leases, sales or other transactions with any Affiliate on terms less favorable than could be obtained generally by Borrower from a non-Affiliate.

           9.2.8 Dividends. Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends upon its capital stock.

           9.2.9 Capital Expenditures. Borrower will not make, or commit to make, any expenditure for capital improvements (including, without limitation, capitalized leases) or the acquisition of capital goods in excess of: (a) for the calendar year ending December 31, 1997, (i) Two Million Dollars ($2,000,000) of such capital expenditures as are directly related to bringing Borrower's new warehouse located in Chantilly, Virginia and Borrower's new accounting system, up to their respective operational capacities, and (ii) One Million Seven Hundred Thousand Dollars ($1,700,000) for other such capital expenditures; and (b) for each calendar year thereafter, One Million Seven Hundred Thousand Dollars ($1,700,000).

           9.2.10 Loans by Borrower. Borrower will not, and will not permit any Subsidiary to, make any loan to any Person, except for loans in anticipation of reasonable and normally reimbursable business expenses and trade credit extended in the ordinary course of Business.

           9.2.11 Fiscal Year. Borrower will not, and will not permit any Subsidiary to, change its fiscal year-end without sixty (60) days prior written notice to Agent.

           9.2.12 Total Indebtedness. Borrower shall not create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Indebtedness, except:

           (i)  the Obligations;
           (ii)  Subordinated Debt;
           (iii)  Indebtedness of any Subsidiary to Borrower not to exceed
$250,000           at any time;
(iv) Accounts payable to trade creditors and current operating expenses (other than for money borrowed) incurred in the ordinary course of business which are aged not more than thirty
(30) days past due, unless actively contested in good faith and by appropriate and lawful proceedings, and for which adequate reserves have been established in accordance with GAAP;
(v)  Obligations to pay Rentals permitted by Section 9.2.19;
(vi) Indebtedness not included in paragraphs (i) through (v) above which does not exceed at any time, in the aggregate, the sum of $2,000,000; or
(vii) Permitted Purchase Money Indebtedness.

           9.2.13 Adverse Transactions. Borrower will not enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may materially and adversely affect the Collateral or Borrower's ability to repay the Obligations or permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business, all of which shall be reflected in the Borrowing Base Certificate submitted to Agent pursuant to
Section 3.2 of this Agreement.

           9.2.14 Guaranties. Borrower will not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person, except by endorsement of instruments or items of payment for deposit or collection.

           9.2.15 Bill-and-Hold Sales, Etc. (a) Borrower will not make a sale to any customer on a guaranteed sale or consignment basis, and (b) except for general and customary rights of return of Borrower's customers, consistent with Borrower's existing return and related policies and staging requirements, as the case may be, Borrower will not make a sale to any customer on a bill-and-hold, sale and return, sale on approval, or any sale on a repurchase or return basis.

           9.2.16 Stock Redemption. Borrower will not redeem or purchase any of its outstanding capital stock, warrants, or stock options or convert or permit such stock, warrants or options to be converted into cash, nor has or shall Borrower guaranty to any of its shareholders any minimum stock price or valuation..

           9.2.17 Use of Names. Borrower will not without the prior written consent of the applicable party, use the name of Agent or any Lender or the name of any Affiliates of such party in connection with any of Borrower's business or activities, except in connection with internal business matters, as required in the investment community in dealings with governmental agencies and financial institutions and to trade creditors of Borrower solely for credit reference purposes.

           9.2.18 Margin Securities. Borrower will not own, purchase or acquire, or permit any Subsidiary to own, purchase or acquire, (or enter, or permit any Subsidiary to enter, into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Lenders shall have received an opinion of counsel satisfactory to Lenders to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations G or U or any other regulation of the Federal Reserve Board then in effect.

           9.2.19 Leases. Borrower will not become a lessee under any operating lease of property if the aggregate Rentals (defined below) payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower is then lessee would exceed $5,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

           9.2.20 Tax Consolidation. Borrower will not file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

   9.3 FINANCIAL COVENANTS.

       9.3.1 Amounts. Borrower agrees that it will at all times maintain the following:

(a) a Tangible Net Worth plus Subordinated Debt in the combined amount of not less than the amount shown below for the period corresponding thereto:

   Period       Amount

Calendar quarter ending 6/30/97               $30,000,000

Calendar quarter ending 9/30/97               $32,000,000

Calendar quarter ending 12/31/97              $38,000,000

Calendar quarter ending 3/31/98               $38,000,000;


(b) a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the amount shown below for the period corresponding thereto:

   Period       Ratio

Calendar quarter ending 6/30/97               4.0 to 1.0

Calendar quarter ending 9/30/97               5.0 to 1.0

Calendar quarter ending 12/31/97              4.0 to 1.0

Calendar quarter ending 3/31/98               4.0 to 1.0


(c) a ratio of Current Assets to current liabilities of not less than the amount shown below for the period corresponding thereto:

   Period       Ratio

Calendar quarter ending 6/30/97               1.20 to 1.0

Calendar quarter ending 9/30/97               1.10 to 1.0

Calendar quarter ending 12/31/97              1.20 to 1.0

Calendar quarter ending 3/31/98               1.2 to 1.0


Prior to March 31, 1998, Agent and Borrower shall renegotiate the above financial covenants for application to any subsequent periods of this Agreement. If on or prior to March 31, 1998, the parties fail to execute a written amendment to this Agreement providing for such revised financial covenants for any subsequent periods of this Agreement, then the above financial covenants in effect for the first quarter of 1998 shall be and remain in effect, until such amendment is executed and in full force and effect.

(d) For the fiscal year of Borrower ending December 31, 1997, and each and every fiscal year thereafter, Borrower shall achieve net income, both before and after giving effect to provisions for income taxes, of at least One Dollar ($1.00).

For purposes of this paragraph: (i) "Tangible Net Worth" means the book value of Borrower's assets less liabilities (including as liabilities all recorded reserves for contingencies and other potential liabilities), excluding from such assets all Intangibles;
(ii) "Intangibles" means and includes general intangibles (as that term is defined in the UCC); accounts receivable and advances due from officers, directors, member, owner, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses (except for those determined by Agent, in its sole discretion, not to be Intangible); escrow deposits (except for those determined by Agent, in its sole discretion, not to be Intangible); covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) "Debt" means all of Borrower's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Borrower has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Borrower; (iv) "Subordinated Debt" means all of Borrower's Debt which is subordinated to the payment of Borrower's liabilities to the Lenders by an agreement in form and substance satisfactory to Agent; and (v) "Current Assets" means Borrower's current assets. The foregoing terms will be determined in accordance with GAAP consistently applied, and, if applicable, on a consolidated basis ("Financial Covenants").

   10. DEFAULT/REMEDIES

       Borrower will be in default (each a "Default") under this Agreement if:

       (a) Borrower shall fail or neglect to perform, keep, observe or otherwise breach (i) any covenant contained in Sections 3.5, 6.1, 9.1.1(a), 9.1.3, 9.1.6, 9.1.7, 9.1.9, 9.1.11, 9.1.13, 9.1.14, 9.1.15(a), 9.2.1
through 9.2.10, 9.2.12, 9.2.13, 9.2.14, 9.2.16, 9.2.18 through 9.2.20, or
9.3, or (ii) any other covenant contained herein or in any other Loan Document and the breach of such other covenant is not cured to Agent's satisfaction within fifteen (15) days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect becomes known to any officer of Borrower;

       (b) any Guarantor breaches any material terms, covenants, warranties or representations contained in any guaranty or other agreement between the Guarantor and Agent or any Lender;

       (c) any representation, warranty, statement, report or certificate made or delivered by Borrower or any Guarantor to Agent or any Lender proves to have been false or misleading in any material respect when made or delivered;

       (d) Borrower fails to pay any portion of Borrower's debts to any Lender or Agent when due and payable hereunder or under any other agreement between any Lender and Borrower and/or Agent and Borrower;

       (e) Borrower abandons any Collateral;

       (f) Borrower or any Guarantor is or becomes in default in the payment of any debt owed to any third party which is not cured within 30 days after any applicable due date therefor;

       (g) One or more judgments for the payment of money shall have been entered against the Borrower or any of the Subsidiaries of Borrower, which judgment or judgments, exceed $1,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty consecutive days;

       (h) an attachment, sale or seizure issues or is executed against any assets of Borrower or against any assets of any Guarantor;

       (i) any individual Guarantor dies;

       (j) Borrower ceases existence as a corporation, partnership, trust or limited liability company;

       (k) Borrower ceases or suspends business; or if Borrower is debarred or suspended from doing business with any Governmental Account Debtor;

       (l) Borrower or any Guarantor makes a general assignment for the benefit of creditors;

       (m) Borrower or any Guarantor becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law;

       (n) any receiver is appointed for any of Borrower's or any Guarantor's assets;

       (o) any guaranty of Borrower's debts to Agent or any Lender is terminated;

       (p) Borrower loses any material franchise, permission, license or right to sell or deal in any Collateral;

       (q) Borrower or any Guarantor materially misrepresents Borrower's or such Guarantor's financial condition or organizational structure;

       (r) any of the Collateral becomes subject to any Lien, claim, encumbrance or security interest other than a Permitted Lien;

       (s) Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its Business; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any property shall be canceled or terminated prior to the expiration of its stated term, or any part of the Collateral shall be taken through condemnation or the value thereof shall be impaired through condemnation;

       (t) there shall occur a material adverse change in the financial or other condition of Borrower or any Guarantor; or

       (u) Agent determines in good faith that it is insecure with respect to any of the Collateral or the payment of any part of Borrower's
Obligations.



   In the event of a Default:

(i)Agent may at any time at its election, and shall at the request of the Majority Lenders, without notice or demand to Borrower, do any one or more of the following: cease making further Loans and declare all or any of the Obligations immediately due and payable, together with all costs and expenses of Agent's and Lender's collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Borrower.

(ii) Borrower will segregate and keep the Collateral in trust for Agent, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

(iii) Upon Agent's oral or written demand, Borrower will immediately deliver and/or make available the Collateral to Agent, in good order and repair, at a place specified by Agent, together with all related documents; or Agent may, and shall at the request of the Majority Lenders and without notice or demand to Borrower, take immediate possession of the Collateral together with all related documents.
(iv)Agent may, and shall at the request of the Majority Lenders, without notice, apply the Default Interest Rate.
(v)Agent may, and shall at the request of the Majority Lenders, without notice to Borrower and at any time or times hereafter enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Borrower or Agent; and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts. Agent may, and shall at the request of the Majority Lenders and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to Agent or any Lender therefor do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as Agent may deem convenient; (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of Agent's security interest in the Collateral or until Agent's removal of the Collateral and, (iii) remain on such premises and use the same, together with Borrower's materials, supplies, books and records, for the purpose of liquidating or collecting such Collateral and conducting and preparing for disposition of such Collateral.
(vi)Upon the occurrence of a Default described in Sections 10(l),
(m) or (n), all Obligations shall automatically be accelerated and due and payable and the Default Interest Rate shall automatically apply as of the date of the first occurrence of such Default, without any prior notice, demand or action of any type on the part of Agent or any Lender.

All of Agent's and each Lender's rights and remedies are cumulative. Agent's or any Lender's failure to exercise any of its rights or remedies hereunder will not waive any of such party's rights or remedies as to any past, current or future Default.

   11.  SALE OF COLLATERAL

        Borrower agrees that if Agent conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by Agent of such Collateral in bulk or in parcels within 120 days of: (a) Agent's taking possession and control of such Collateral; or (b) when Agent is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the UCC. Borrower agrees that the purchase of any Collateral by a vendor, as provided in an agreement between DFS and the vendor, if any, is a commercially reasonable disposition and private sale of such Collateral under the UCC, and no request for bids shall be required. Borrower further agrees that 10 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a vendor). Borrower irrevocably waives any requirement that Agent retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If Agent disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.

   12.  INDEMNIFICATIONS

        12.1 Environmental and Safety and Health Indemnity. Borrower hereby indemnifies Agent and each Lender and agrees to hold Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Agent or any Lender for, with respect to, or as a direct or indirect result of the violation by Borrower or any Subsidiary, of any Environmental Law or OSHA Law; or with respect to, or as a direct or indirect result of (a) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilized by Borrower and/or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws) or (b) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower and/or any Subsidiary in the conduct of its business. The provision of and undertakings and indemnification set out in this
Section 12.1 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

        12.2 General Indemnity. In addition to the payment of expenses and attorneys' fees, if applicable, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender and the officers, directors, employees, agents, and affiliates of Agent and each Lender (collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees, in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by Agent or any Lender, each Lender's agreement to make the Loans or any other payment hereunder, or the use or intended use of the proceeds of any of the Loans hereunder (the "Indemnified Liabilities"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 12.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

   13.  RELATIONSHIP AMONG LENDERS.

        13.1 Appointment and Grant of Authority. Each Lender hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement. The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Lender to the extent set forth herein.

        13.2 Non-Reliance on Agent. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent's possession; provided, however, that to the extent Agent has not received any such notice, report or other documents and information, Agent shall have no such obligation to provide such information to the Lenders.

        13.3  Responsibility of the Agent and Other Matters.

           (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.

           (b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement or any other instrument or document in connection herewith, including review and approval of any of the conditions precedent set forth in Section 7 hereof, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to inquire into (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (a) this Agreement or any other Loan Document, or (b) any document or instrument furnished pursuant to or in connection with this Agreement or any other Loan Document, (ii) the collectibility of any amounts owed by the Borrower,
(iii) any recitals or statements or representations or warranties in connection with this Agreement or any other Loan Document, (iv) any failure of any party to this Agreement to receive any communication sent, or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.

           (c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provision or conditions of this Agreement or any other Loan Document on the Borrower's part. The Agent shall, upon receipt of any written notice from the Borrower specifically advising the Agent that a Default has occurred and is continuing, notify each of the Lenders of the occurrence of such Default.

        13.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting, under this Agreement or any other Loan Document or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from the Majority Lenders, as applicable.

        13.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all reasonable costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Lenders in accordance with their respective Pro Rata Shares and the Lenders hereby agree on such basis (i) to reimburse the Agent for all such costs, expenses and disbursements on request and (ii) to indemnify and save harmless the Agent against and from any and all losses, expenses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or any other Loan Document or any instrument or document in connection herewith or therewith, or any request of the Lenders, including without limitation the costs, expenses and disbursements in connection with preserving or protecting the Collateral or establishing or maintaining any security interest therein, enforcing any rights of the Agent or the Lenders hereunder, or defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or taking of any action under or in connection with this Agreement or any other Loan Document.

        13.6 DFS and Affiliates. With respect to DFS' commitment and any Loans by DFS under this Agreement, and any interest of DFS in any Loan, DFS shall have the same rights and powers under this Agreement and such Loans as any other Lender and may exercise the same as though it were not the Agent. DFS and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if DFS were not the Agent.

        13.7 Notice to Holder of Notes. The Agent may deem and treat the payee of any promissory notes evidencing all or part of the Obligations as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any such note shall be conclusive and binding on any subsequent holder, transferee or assignee of such note.

        13.8 Successor Agent. The Agent may resign at any time by giving 30 days' written notice thereof to the Lenders. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Majority Lenders and accepted such appointment in connection herewith or therewith within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Lenders, appoint a successor Agent. The Majority Lenders (calculated as though that portion of the Credit Facility held by Deutsche Financial Services Corporation in its individual capacity had been paid in full) may, upon the request of Borrower, elect to remove Deutsche Financial Services Corporation as Agent hereunder, provided, however, that simultaneously with any such removal, all outstanding Loans and other indebtedness hereunder or under any other agreement executed in connection herewith, owing to Deutsche Financial Services Corporation shall have been paid or prepaid in full by the Borrower (including any amounts payable pursuant to Sections 3.4(b) and (f) hereof) or purchased by the remaining Lenders.

   14.  OTHER TERMS

        14.1 Amendment, Changes and Modification. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure therefrom by the Borrower shall be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 7, (b) increase the amounts or extend the terms of the Commitments, (c) reduce the principal of, or interest on, the Loans or any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required to take action hereunder, (f) change any provisions of this Section 14.1, (g) subject to the provisions of Section 5.2(b), modify any advance rate comprising the Borrowing Base; (h) modify the definition of "Majority Lenders" so as to reduce the percentage set forth therein; or (i) except as otherwise permitted under the terms of this Agreement, release a material portion of Collateral; provided, further, that no amendment, waiver or consent to Section 13 shall be effective unless signed by the Agent.

           Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any other Loan Document.

           Anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make a Loan hereunder then, for so long as such failure shall continue, such Lender shall (unless Borrower and the Majority Lenders determined as if such Lender were not a "Lender" hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or the other Loan Documents (including without limitation under this Section 14.1) to have no Loans or Commitments, shall not be treated as a "Lender" hereunder when performing the computation of Majority Lenders, and shall have no rights under this Section 14.1; provided that any action taken by the other Lenders with respect to the matters referred to in subsection (a), (b), (c), (d), (e) or (f) of the first paragraph of this Section shall not be effective as against such Lender.

        14.2 Binding Effect. The Loan Documents will be binding upon the parties, their successors and assigns.

        14.3 Broker Fee. Neither party is obligated to pay any premium or other charge, brokerage fee or commission in connection with the agreements set forth herein. Each party will indemnify the other and hold it harmless from any such claim arising out of such party's acts or those of its representatives.

        14.4 Entire Agreement. The Loan Documents embody the entire agreement of the parties relating to the Credit Facility. There are no promises, terms, conditions, obligations or warranties other than those contained in the Loan Documents. The Loan Documents supersede all prior communications, representations or agreements, verbal or written, between the parties relating to the Credit Facility.

        14.5 Headings. The Table of Contents and the Headings to the sections of this Agreement are included only for the convenience of the parties and will not have the effect of defining, diminishing or enlarging the rights of the parties or affecting the construction or interpretation of any portion of this Agreement.

        14.6 Incorporation by Reference. All other Loan Documents are incorporated herein by this reference and are made a part of this Agreement as if fully set forth herein. This Agreement, prior to such incorporation, controls in the event of any conflict with the terms of any other Loan Documents.

        14.7 Interpretation. For the purpose of construing this Agreement, unless the context otherwise requires, words in the singular will be deemed to include words in the plural, and vice versa.

        14.8 Notices. Any notice under the Loan Documents, will be in writing. Any notice to be given or document to be delivered under the Loan Documents will be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery, upon tested telex or facsimile transmission, or on the fifth Business Day after mailing, if mailed by certified mail, return receipt requested, postage prepaid mail, addressed to Lender, Agent or Borrower at the appropriate addresses. Agent and each Lender will use reasonable efforts to deliver any notice such party is required to give to Borrower; provided, however, that failure by such party to actually give any such notice will not be deemed to be a waiver of any rights or remedies of such party and will not give rise to any claims, defenses or damages by Borrower. The addresses for notices are those set forth below or such other addresses as may be hereafter specified by written notice by the parties:

to Agent:                       Deutsche Financial Services Corporation
                10000 Midlantic Drive, Suite 401 East
                Mt. Laurel, NJ 08054
                Attention:  Regional Vice President
                Facsimile No.: (609) 234-2530

with a copy to:                 Deutsche Financial Services Corporation
                655 Maryville Centre Drive
                St. Louis, MO 63141-5832
                Attention:  General Counsel
                Facsimile No.: (314) 523-3228

to Borrower:    Government Technology Services, Inc.
                4100 Lafayette Center Drive
                Chantilly, Virginia 22021-0808
                Attention: Chief Financial Officer
                Facsimile No.: (703) 222-5217

with a copy to:                 Government Technology Services, Inc.
                4100 Lafayette Center Drive
                Chantilly, Virginia 22021-0808
                Attention: General Counsel
                Facsimile No.: (703) 222-5217

to any Lender:                  At the address indicated on the signature
page hereto.

        14.9 No Third Party Beneficiary Rights and Reliance. No Person not a party to this Agreement will have any benefit under this Agreement nor have third-party beneficiary rights as a result of any of the Loan Documents, nor will any party be entitled to rely on any actions or inactions of Agent, any Lender or their respective agents, all of which are done for the sole benefit and protection of Agent and the Lenders.

        14.10 Protection or Preservation of Collateral. Neither Agent nor any Lender will have any contractual duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Neither Agent nor any Lender will be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause, except those directly related to the gross negligence or willful misconduct of Agent or any Lender.

        14.11 Relationship of the Parties. Neither Agent nor any Lender on the one hand nor Borrower on the other hand will be deemed a partner, joint venturer or related entity of the other by reason of the Loan Documents.

        14.12 Reversal of Payments. To the extent that Borrower makes a payment or payments to Agent or any Lender, which payment or payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Credit Facility will be revived and continue in full force and effect, as if such payment or proceeds had not been received by such party.

        14.13 Severability. If any provision of this Agreement (either generally, or as to a specific application to a set of facts) will be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement (either in its entirety, or as to or the application of such provision to any other set of facts), but this Agreement will be construed as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

        14.14 Maximum Interest. Borrower acknowledges that Agent and each Lender intends to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, Agent and each Lender shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if Agent or any Lender ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower, Agent and each Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and
(c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

        14.15 Waivers by Agent/Lenders. Agent and/or any Lender may at any time or from time to time waive all or any rights under any of the Loan Documents, but any waiver or indulgence at any time or from time to time will not constitute, unless specifically so expressed by Agent or such Lender, as applicable, in writing, a future waiver by such party of performance by Borrower.

        14.16 Survival. The grant of security interest herein to secure all Obligations, and all provisions relating to the Collateral will survive termination of this Agreement and will remain in full force and effect until all Obligations have been paid in full and this Agreement has been terminated. The Agreement to arbitrate all Disputes will survive termination of this Agreement.

        14.17  Assignments and Participations; Information.

        (a) Assignments. Each Lender shall have the right, subject to the further provisions of this Section 14.17, to sell, assign, or negotiate all or any part of its interest in the Credit Facility, Loans, and other rights and obligations under this Agreement and related documents (such transfer, an "Assignment") to any commercial lender, other financial institution or other entity acceptable to Borrower (an "Assignee"). Upon such Assignment becoming effective as provided in Section 14.17(b), the assigning Lender shall be relieved from the portion of the Credit Facility, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a "Lender" hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, (i) each Assignment shall be of a constant, and not a varying, percentage of the assigning Lender's interest in the Credit Facility, (ii) each Assignment shall be in a principal amount of not less than $10,000,000 in the aggregate for all Loans and interest in the Credit Facility assigned unless the Assignee shall, prior to such Assignment, already be a Lender or an Assignee having an original interest in the Credit Facility in excess of $10,000,000, (iii) such Assignee shall pay to DFS, for DFS' own account, an administration and processing fee of $10,000, and (iv) each Assignment shall be documented by an agreement between the assigning Lender and the Assignee in a form acceptable to Agent and Borrower (an "Assignment and Assumption Agreement").

        (b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower shall have given prior written consent to such Assignment unless the Assignee is already a Lender under this Agreement, which consent shall not be unreasonably withheld, (ii) the Assignee shall have submitted the relevant Assignment and Assumption Agreement, or other document in which the Assignee shall have agreed in writing to have irrevocably assumed and undertaken the transferred portion of the assigning Lender's obligations hereunder (including without limitation the obligations to indemnify the Agent hereunder and to comply with Section 14.29), to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iii) the assigning Lender, the Borrower and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Lender, in proportion to the percentage of the assigning Lender's rights transferred, to the Assignee.

        (c) Participations. Each Lender shall have the right, subject to the further provisions of this Section 14.17, to grant or sell a participation in all or any part of its Loans and Commitments (a "Participation") to any commercial lender, other financial institution or other entity (a "Participant") without the consent of the Borrower, the Agent or any other party hereto, provided, however, that (i) notice thereof shall be given to the Borrower and the Agent by each selling Lender promptly after any Participation, (ii) such Participant shall pay to DFS, for DFS' own account, an administration and processing fee of $10,000, and
(iii) any such Participant shall expressly agree to the provisions of
Section 14.29 and Section 5.6 as though it were a Lender hereunder.

        (d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 14.17(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Lender's other than the assigning or selling Lender shall deal solely with the assigning or selling Lender and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Lender from its commitment to make Loans hereunder or any of its other obligations hereunder and such Lender shall remain solely responsible for the performance thereof, and (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, including release of any Collateral and waivers or amendments of, or consents to, any Default hereunder, except that such Lender may agree with such Assignee or Participant that such Lender will not, without such Assignee's or Participant's consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (i) extend the maturity of any Loans or extend the termination of the Credit Facility, (ii) reduce the interest rate on the Loans or the rate of fees paid on the Credit Facility, or (iii) forgive any principal of, or interest on, the Loans or any fees. The Borrower further agrees that Section 14.28 of this Agreement shall apply to each Assignee and Participant with respect to its interest in the Loans and Commitments as fully as if such Participant or Assignee were a Lender hereunder.

        (e) Information. Each Lender may furnish any public or non-public information concerning the Borrower, including notices, certificates and documents delivered hereunder, which are in the possession of such Lender from time to time to Assignees and Participants and potential Assignees and Participants, provided that no such non-public information, certificates, notices or documents shall be furnished without the written undertaking of the recipient, a copy of which shall be furnished to the Borrower promptly upon receipt thereof, to keep all such non-public information confidential, except as may be required by law.

        14.18 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

        14.19 Release of Information. Each Lender and Agent may provide credit references to any third party from time to time in response to credit reference requests.

        14.20 Release. Borrower releases Agent and each Lender from all claims and causes of action which Borrower may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of Agent or any Lender to protect, enforce or collect, in whole or in part, any Account; (b) Agent's notification to any Account Debtors thereon of Agent's security interest in any of the Accounts; (c) Agent's directing any Account Debtor to pay any sum owing to Borrower directly to Agent; and (d) any other act or omission to act on the part of Agent, any Lender, or their respective officers, agents or employees, except for willful misconduct or gross negligence. Neither Agent nor any Lender will have any obligation to preserve rights to Accounts against prior parties.

        14.21   Miscellaneous.  Time is of the essence regarding
Borrower's performance of its obligations to Agent and Lenders notwithstanding any course of dealing or custom on Agent's or any Lender's part to grant extensions of time. Borrower's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Agent and the Lenders will have the right to refrain from or postpone enforcement of this Agreement or any other Loan Documents without prejudice and the failure to strictly enforce the Loan Documents will not be construed as having created a course of dealing between such parties and Borrower contrary to the specific terms of the Loan Documents or as having modified, released or waived the same. The express terms of this Agreement and the other Loan Documents will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Borrower fails to pay any taxes, fees or other obligations which may impair Agent's interest in the Collateral, or fails to keep the Collateral insured, Agent may, but shall not be required to, pay such taxes, fees or obligations and pay the cost to insure the Collateral, and the amounts paid will be: (a) an additional debt owed by Borrower to the Lenders, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Borrower agrees to pay all of Agent's and each Lender's reasonable attorneys' fees and expenses incurred by such party in enforcing its rights hereunder.

        14.22 Waivers by Borrower. Borrower irrevocably waives notice of: Agent's and each Lender's acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Borrower, Agent and each Lender irrevocably waive all rights to claim any punitive and/or exemplary damages. Borrower waives all rights of offset and counter claims Borrower may have against Agent or any Lender. Borrower waives all notices of default and non-payment at maturity of any or all of the Accounts.

        14.23   NO ORAL AGREEMENTS.  ORAL AGREEMENTS OR COMMITMENTS TO
LEND MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU, (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. Agent may, from time to time, announce in writing to Borrower its policies and procedures regarding its administration of this facility including, without limit, Agent's fees and/or charges for transfers of funds to or from Borrower, including Electronic Transfers; any subsequent use by Borrower of this facility following any such announcement shall constitute Borrower's acceptance of such revised policies and procedures.

        14.24 Supplement. If Borrower and Agent or any Lender have heretofore executed other agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every other agreement previously executed by and between Borrower and Agent or any Lender, and in that event, this Agreement shall neither be deemed a novation nor a termination of such previously executed agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed agreement. Notwithstanding the foregoing, this Agreement shall be deemed a termination of the 1996 Credit Agreement.

        14.25 Use of Counsel and Receipt of Agreement. Borrower acknowledges that it has received a true and complete copy of this Agreement. Borrower acknowledges that it has (a) had representation of counsel during negotiation of this Agreement, and (b) read and understood this Agreement.

        14.26 Facsimiles, Etc. Notwithstanding anything herein to the contrary: (a) Agent and each Lender may rely on any facsimile copy, electronic data transmission or electronic data storage of any statement, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any other Loan Document, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

        14.27 Power of Attorney. Borrower irrevocably appoints Agent (and any person designated by it) as Borrower's true and lawful Attorney with full power to at any time, in the discretion of Agent (whether or not Default has occurred) to: (a) endorse the name of Borrower upon any of the items of payment of proceeds of the Collateral and deposit the same in the account of Agent for application to the Obligations; (b) sign the name of Borrower to verify the accuracy of the Accounts; (c) sign the name of Borrower on any document or instrument that Agent shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and other Loan Documents; (d) initiate and settle any insurance claim and endorse Borrower's name on any check, instrument or other item of payment; (e) endorse the name of Borrower upon financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; (f) supply omitted information and correct errors in any documents between Agent or a Lender and Borrower; and
(g) take any reasonable act to preserve and protect the Collateral and Agent's rights and interest therein. In the event of a Default, Borrower irrevocably appoints Agent (and any person designated by it) as Borrower's true and lawful Attorney with full power to at any time, in the discretion of Agent to: (i) demand payment, enforce payment and otherwise exercise all of Borrower's rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts;
(iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as Agent may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Borrower's name on any Proof of Claim in Bankruptcy or similar document against any Account Debtor; (vii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto;
(viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Borrower to such address as Agent may designate. This power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by Agent exercising such right, Agent shall not waive any right against Borrower until the Obligations are paid in full.

        14.28 Right of Set-off. Upon (a) the occurrence and during the continuance of any Default and (b) the making of the request or the granting of the consent specified by Section 10 to authorize the Agent to declare the Obligations due and payable pursuant to the provisions of
Section 10, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply an and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

        14.29 Expenses. Borrower agrees, whether or not any Loan is made hereunder, to pay the Agent and/or the Lenders upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent or any Lender (who may be employees of the Agent or any Lender), incurred by (a) the Agent in connection with the preparation, negotiation, and execution of this Agreement and any other Loan Document, which such fees and expenses Agent hereby acknowledges are satisfied by payment in full of the Closing Fee, (b) the Agent in connection with the preparation of any and all amendments to this Agreement and any other Loan Document, and all search, recording, filing, and registration expenses, which such fees and expenses Agent hereby acknowledges are satisfied by payment in full of the Closing Fee, and (c) the Agent and the Lenders in connection with the enforcement of the Borrower's obligations hereunder or under any other Loan Document. Borrower also agrees to (i) indemnify and hold the Agent harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans, except for any loss or expense arising from the Agent's gross negligence or willful misconduct (provided, however, that reliance alone upon telephonic or other instructions shall not itself be deemed to constitute gross negligence or willful misconduct), and (ii) to pay and save Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or any of the other Loan Documents. Borrower's obligations under this Section
14.29 shall survive any termination of this Agreement.

15.     BINDING ARBITRATION.

  15.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between Lenders and Borrower; (c) any act committed by Agent or Lender or by any parent company, subsidiary or affiliated company thereof (the "Companies"), or by any employee, agent, officer or director of a Company whether or not arising within the scope and course of employment or other contractual representation of the Companies provided that such act arises under a relationship, transaction or dealing between the Agent and/or any Lender and Borrower; and/or (d) any other relationship, transaction or dealing between the Lenders and Borrower or among the Lenders relating to this transaction (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

  15.2 Administrative Body. All arbitration hereunder will be conducted by the American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in Washington D.C.

  15.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

  15.4 Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

  15.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

  15.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent Agent's, any Lender's or Borrower's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive Agent's, and Lender's or Borrower's right to compel arbitration of any Dispute.

  15.7 Attorneys' Fees. If either Borrower, Agent or a Lender brings any other action for judicial relief with respect to any Dispute the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Borrower, Agent or a Lender brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Borrower sues Agent and/or one or all of the Lenders or institutes any arbitration claim or counterclaim against Agent and/or one or all of the Lenders in which Agent and/or one or all of the Lenders, as applicable, is the prevailing party, Borrower will pay all costs and expenses (including attorneys' fees) incurred by Agent and/or one or all of the Lenders in the course of defending such action or proceeding. Additionally, if Agent and/or one or all of the Lenders sues Borrower or institutes any arbitration claim or counterclaim against Borrower in which Borrower is the prevailing party, Agent and/or one or all of the Lenders, as applicable, will pay all costs and expenses (including attorneys' fees) incurred by Borrower in the course of defending such action or proceeding.

  15.8 Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

  15.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

  16. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT
JURISDICTION BY A JUDGE WITHOUT A JURY. BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

  17. GOVERNING LAW. Borrower acknowledges and agrees that this and all other agreements between Borrower, Agent and Lenders have been substantially negotiated, and will be substantially performed, in the Commonwealth of Virginia. Accordingly, Borrower agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

        IN WITNESS WHEREOF, the parties have, by their duly authorized officers, executed this Agreement as of the Effective Date.

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGES WAIVER PROVISIONS

ATTEST:GOVERNMENT TECHNOLOGY SERVICES, INC.

By: By:
          SecretaryPrint Name:
                                    Title:

LENDERS:
Commitments:

$25,000,000                     DEUTSCHE FINANCIAL SERVICES CORPORATION
($12,500,000 during the
Seasonal Reduction Period)      By: ________________________________
                                Print Name: Keith E. Boudreau
                                Title: Senior Vice President - Area
General Manager


$9,500,000                      SIGNET BANK
($4,750,000 during the
Seasonal Reduction Period)
                                By: ________________________________
                                Print Name: ________________________
                                Title: _____________________________
                                Address: 7799 Leesburg Pike
                                         Falls Church, VA 22043
                                Facsimile No.: (703) 506-9551


$9,500,000                      CRESTAR BANK
($4,750,000 during the
Seasonal Reduction Period)      By: ________________________________
                                Print Name:_________________________
                                Title:
                                Address: 8245 Boone Blvd., Ste. 300
                                         Vienna, VA 22182
                                Facsimile No.: (703) 902-9075


$9,500,000                      CONGRESS FINANCIAL CORPORATION
($4,750,00 during the
Seasonal Reduction Period)
                                By: ________________________________
                                Print Name: ______________________
                                Title: ___________________________
                                Address: 1133 Avenue of the Americas
                                         New York, New York 10036
                                Facsimile No.: (212) 545-4283


$6,500,000                      NATIONAL BANK OF CANADA
($3,250,000 during the
Seasonal Reduction Period)

                                By: ________________________________
                                Print Name:_________________________
                                Title:
                                Address: 401 East Pratt Street, St. 631
                                         Baltimore, Maryland 21202
                                Facsimile No.: (410) 837-8359

                                By: ________________________________
                                Print Name:_________________________
                                Title:

Total of Commitments:

$60,000,000.00, at all times other than the Seasonal Reduction Period

$30,000,000.00, during the Seasonal Reduction Period



AGENT:
                                DEUTSCHE FINANCIAL SERVICES
                                CORPORATION, as Agent

                                By: _______________________________
                                Print Name: Keith E. Boudreau
                                Title: Senior Vice President -
                                       Area General Manager
                                Address: 10000 Midlantic Drive
                                         Suite 401 East
                                         Mt. Laurel, NJ 08054
Facsimile No.: (609) 234-2530